Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
i3-SDCR, INC.
AS BUYER,
i3 MERGER SUB, INC.
AS MERGER SUB,
i3 VERTICALS, LLC
AS GUARANTOR,
PACE PAYMENT SYSTEMS, INC.
AS COMPANY,
AND
3S ADVISORS, LLC
AS REPRESENTATIVE

MAY 31, 2019

Certain portions of this document have been omitted pursuant to Item 601(b)(2) of Regulation S‑K and, where applicable, have been marked with “[****]” to indicate where omissions have been made. The marked information has been omitted because it is (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed. The registrant hereby undertakes to provide further information regarding such marked information to the Commission upon request.

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of May 31, 2019, by and among (i) i3-SDCR, Inc., a Delaware corporation (“Buyer”), (ii) i3 Merger Sub, Inc., a Delaware corporation (“Merger Sub”), (iii) Pace Payment Systems, Inc., a Delaware corporation (“Company”), (iv) solely for purposes of Section 9.12 of this Agreement, i3 Verticals, LLC, a Delaware limited liability company (“Guarantor”), and (v) 3S Advisors, LLC, an Ohio limited liability company (“Representative”). Together, Buyer, Merger Sub, Company, Guarantor, and Representative shall be referred to as the “Parties”.
RECITALS
A.Company and its subsidiary, Pace Payments, Inc., a Delaware corporation (“Subsidiary” and together with Company, the “Company Group Members” and each a “Company Group Member”) are engaged in the business of marketing, distributing and selling payment processing products (including software products) and services, including through integrated partnerships in the public and education sectors (collectively, the “Business”).
B.Buyer desires to acquire 100% of the issued and outstanding capital stock of Company in a reverse triangular merger transaction, on the terms and subject to the conditions set forth herein.
C.The Parties intend that Merger Sub be merged with and into Company, with Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”).
D. The board of directors of Company has (1) determined that this Agreement and the Contemplated Transactions, including the Merger, are in the best interests of Company and its Stockholders, (2) approved and declared advisable this Agreement and the Contemplated Transactions, including the Merger, and (3) recommended adoption of this Agreement by the Stockholders in accordance with the Delaware General Corporation Law (the “DGCL”).
E.The Company has delivered to Buyer contemporaneously with the execution and delivery of this Agreement, one or more written consents representing the Requisite Company Vote approving this Agreement and the Contemplated Transactions, which written consents will be effective as of immediately after the execution of this Agreement in accordance with Section 228(c) of the DGCL (the “Stockholder Consent”).
F.The Parties desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing.
NOW, THEREFORE, intending to be legally bound and in consideration of the foregoing premises, the representations and warranties, mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I – DEFINITIONS
For purposes of this Agreement, the capitalized terms and variations thereof not otherwise defined herein shall have the meanings ascribed to them in Schedule 1 attached hereto.
ARTICLE II – THE MERGER
2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Merger Sub will merge with and into Company, and (b) the separate corporate existence of Merger Sub will cease, and Company will continue its corporate existence under the DGCL as the surviving corporation in the Merger (Company, after the consummation of the Merger, sometimes referred to in this Agreement as the “Surviving Corporation”).
2.2 Closing; Effective Time. The closing of the Contemplated Transactions (the “Closing”) will take place immediately following the delivery by the Parties of the documents specified in Sections 2.10 and 2.11, subject to Section 8.3. The date on which the Closing occurs is referred to herein as the “Closing Date”. Subject to the provisions of this Agreement, at the Closing, Company, Buyer and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Company and Buyer in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).
2.3 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
2.4 Certificate of Incorporation; By-laws. At the Effective Time, (a) the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law; provided, however, in each case, that the name of the corporation set forth therein shall be changed to the name of Company.
2.5 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.
2.6 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Buyer, Merger Sub, Company or any Securityholder:
(a) Cancellation of Certain Company Common Stock. Shares of Company Common Stock owned by Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b) Conversion of Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of capital stock of Merger Sub are so converted shall be the only shares of capital stock of the Surviving Corporation issued and outstanding immediately after the Effective Time.
(c) Conversion of Company Capital Stock. Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares to be cancelled in accordance with Section 2.6(a) and (ii) shares that are Dissenting Shares) will cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive the amount per share of the Merger Consideration (including with respect to the Closing Merger Consideration and amounts paid after the Closing in accordance with the terms of this Agreement) as set forth on the Distribution Schedule as payable with respect to Company Common Stock, Company Series A Preferred Stock or Company Series B Preferred Stock, as applicable.
2.7 Settlement of Company Options and Warrants.
(a) Effective immediately prior to the Effective Time, each Warrant, whether or not then exercisable, shall no longer be outstanding and shall be cancelled and converted into the right to receive, with respect to each share of Company Common Stock subject to such Warrant, that amount of the Merger Consideration as set forth on the Distribution Schedule, which amount shall take into account the applicable per share exercise price applicable to each Warrant (the “Warrant Merger Consideration”). Upon and after the Effective Time, all Warrants shall expire and each holder of any certificate representing any such Warrants shall cease to have any rights with respect thereto, except for the right to receive the Warrant Merger Consideration. For the avoidance of doubt, in no event shall any such Warrant be deemed to have been exercised.
(b) As of the Effective Time, by virtue of action of the Board of Directors of Company in accordance with Company’s 2010 Equity Incentive Plan, as amended (the “Company EIP”), each outstanding Company Option shall be cancelled and retired by virtue of the Merger, and each Optionholder shall cease to have any rights with respect thereto, other than the right to receive the i3V Restricted Stock at Closing, such i3V Restricted Stock to be allocated among the Optionholders in accordance with Annex B. Company shall have taken all actions necessary to cause the Company EIP to terminate at or prior to the Effective Time.
2.8 Dissenting Shares.
(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than shares cancelled in accordance with Section 2.6(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.6(c), without interest thereon. Subject to Section 9.2(h), following the Effective Time, the Surviving Corporation shall be responsible to the holders of Dissenting Shares in accordance with the DGCL.
(b) Following the Closing, Buyer and Representative will mutually prepare a written statement in form mutually acceptable to Buyer and Representative (the “Notice of Appraisal Rights”), and, no later than five (5) days following the Closing, Buyer shall cause the Surviving Corporation to deliver the Notice of Appraisal Rights to each of the Stockholders who has not then signed the Stockholder Consent notifying each such Stockholder of (i) such Stockholder Consent, which notice will be in accordance with Section 228 of the DGCL, and (ii) such Stockholder’s appraisal rights under the DGCL, which notice will be in accordance with Section 262(b) of the DGCL. The Notice of Appraisal Rights and Letter of Transmittal provided in accordance with Section 2.9(d) will be delivered to such Stockholder as part of the same transmittal.
(c) Buyer shall provide Representative prompt written notice of any demands received by the Surviving Corporation or Buyer for appraisal of shares of Company Capital Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Surviving Corporation that relates to such demand, and Representative shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Representative (such consent not to be unreasonably withheld, conditioned or delayed), the Surviving Corporation shall not make any payments with respect to, or settle or offer to settle, any such demands.
2.9 Surrender and Payment.

(a) At the Effective Time, all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Sections 2.6(c) and 2.7, each Stockholder and each holder of record of a Company Option or Warrant shall cease to have any rights as a stockholder of Company or a holder of Company Options or Warrants.
(b) The total merger consideration payable by Buyer is the Merger Consideration. The Closing Merger Consideration will be paid in accordance with Section 2.9(c). Any positive Final Adjustment Calculation will be payable by Buyer in accordance with Section 3.6. Any released Aggregate Escrow Amount will be payable by Escrow Agent following the Closing in accordance with the Escrow Agreement and Section 9.7. Any Contingent Consideration will be payable by Buyer in accordance with Article IV.
(c) At the Closing, as more specifically provided in the Funds Flow Statement (as defined below), including the accounts designated therein, (i) Buyer shall pay to the Exchange Agent by wire transfer of immediately available funds the (A) Closing Merger Consideration, less (B) the Transaction Bonus Plan Closing Amount (the “Net Closing Merger Consideration”), (ii) Buyer shall pay the Aggregate Escrow Amount to the Escrow Agent by wire transfer of immediately available funds, (iii) Buyer shall pay the Transaction Bonus Plan Closing Amount to Company by wire transfer of immediately available funds, which will thereafter be paid by the Surviving Corporation to the Transaction Bonus Plan Participants in accordance with Section 2.13, (iv) Buyer shall pay the Estimated Transaction Expenses to the payees thereof reflected on the Funds Flow Statement by wire transfer of immediately available funds, (v) Buyer shall pay the Estimated Indebtedness to the holders thereof as reflected on the Fund Flow Statement by wire transfer of immediately available funds, and (vi) Buyer shall pay the Representative Expense Fund to Representative in accordance with Article XI hereof. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge that the employer portion of payroll tax component of the Transaction Bonus Plan Closing Amount delivered to the Surviving Corporation at Closing is an estimate, and if the actual Transaction Bonus Plan Closing Amount (including employer payroll taxes actually payable therewith) differs from the Transaction Bonus Plan Closing Amount delivered to the Surviving Corporation at Closing, then (x) in the event the actual Transaction Bonus Closing Amount is greater than the estimate delivered to the Surviving Corporation at Closing due to an under-estimate of employer payroll tax actually payable therewith, Representative, will, upon receipt of written documentation from Surviving Corporation evidencing the employer payroll tax amount, promptly deliver written notice to the Escrow Agent directing the Escrow Agent to pay any such payroll Taxes out of the Purchase Price Adjustment Escrow Fund or (y) in the event the actual Transaction Bonus Closing Amount is less than the estimate delivered to the Surviving Corporation at Closing due to an over-estimate of employer payroll tax actually payable therewith, then Buyer shall pay the amount of such difference to the Escrow Agent which amount will be added to and included within the Purchase Price Adjustment Escrow Fund.
(d) Promptly following the Closing, but in any event within five (5) days following the Closing, Buyer shall cause the Surviving Corporation or Exchange Agent to deliver to each holder of Company Capital Stock (other than any such holder that has previously executed and delivered a Letter of Transmittal) a letter of transmittal in substantially the form attached as Exhibit A (a “Letter of Transmittal”) (which Letter of Transmittal shall be included in the same transmittal as the Notice of Appraisal Rights delivered in accordance with Section 2.8(b)) and instructions for use in effecting the surrender of the certificates formerly representing the shares of Company Capital Stock held such holder (each, a “Certificate”) (and/or, in the case of any lost or damaged certificates formerly representing any shares of Company Capital Stock held by such holder, an affidavit of lost stock certificate), in exchange for the applicable portion of Merger Consideration pursuant to Section 2.6(c) and the Distribution Schedule. The Exchange Agent shall, no later than the later of (i) the Closing Date or (ii) if received following the Closing Date, three (3) Business Days after receipt of a Certificate (and/or, as applicable, an affidavit of lost stock certificate), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, pay to the Stockholder a cash amount in accordance with Section 2.6(c) and the Distribution Schedule. No interest shall be paid or shall accrue on any cash payable pursuant to this Section 2.9(d). Until so surrendered, each outstanding Certificate that prior to the Effective Time represented shares of Company Capital Stock (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.6(c). If after the Effective Time, any Certificate (and/or, as applicable, an affidavit of lost stock certificate) is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.9.
(e) Notwithstanding anything in this Agreement to the contrary, none of Buyer or the Surviving Corporation shall be liable to any holder of a Certificate, any Company Option or Warrant or to any other Person for any amount paid to a public official pursuant to applicable abandoned property laws, escheat law or similar Law.
(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Buyer, upon demand at such time that any payment in respect of such Dissenting Shares is required to be made by the Surviving Corporation in accordance with the DGCL.
2.10 Actions of Company at Closing. At the Closing, unless otherwise waived in writing by Buyer, Company shall deliver to Buyer the following:
(a) a certificate of existence and good standing of each Company Group Member from the Delaware Secretary of State, Tennessee Secretary of State (as a foreign corporation) and California Secretary of State (as a foreign corporation), each dated as of the most recent practicable date prior to Closing;
(b) a certificate from an officer of Company, dated as of the Closing Date, certifying that (i) the certificates of incorporation and bylaws, and all amendments thereto, of each Company Group Member attached to the certificate are true and complete and that no amendment to such documents has occurred since the date of the last amendment annexed thereto, if any; and (ii) the resolutions adopted by the Stockholders and the board of directors of Company, authorizing the execution, delivery and performance of the Transaction Documents, and the consummation of the Contemplated Transactions, attached to the certificate, were duly adopted at a duly convened meeting thereof, at which a quorum was present and acting throughout or by, with respect to resolutions of the board of directors of Company, unanimous written consent, and, with respect to resolutions adopted by the Stockholders, the Stockholder Consent, remain in full force and effect, and have not been amended, rescinded or modified, except to the extent attached thereto;
(c) fully-executed resignations of the directors and officers of each Company Group Member;
(d) evidence of termination of the Stockholders Agreement;
(e) restrictive covenant agreements in the form attached hereto as Exhibit B (the “Restrictive Covenant Agreements”), executed by Paul Christians and Scott Scherr;
(f) letters in the form attached as Exhibit C-1 and Exhibit C-2 evidencing offers of employment by Buyer or one of its Affiliates to each of Paul Christians and Scott Scherr, respectively, (“Offer Letters”), executed by Paul Christians and Scott Scherr;
(g) the Escrow Agreement, executed by Representative and Escrow Agent;
(h) evidence of the satisfaction of all payment obligations for Indebtedness of any Company Group Member outstanding as of the Closing Date (including any interest, prepayment premiums or penalties and other fees and charges) or evidence of the arrangement of Company Group Members to satisfy such payment obligations on the Closing Date pursuant to the terms of this Agreement, including payoff letters or similar releases with respect to any Indebtedness, and the release of, or the agreement to release, any Liens on the properties and assets of any Company Group Member and the termination, or agreed to termination of, all UCC financing statements which have been filed with respect to any Indebtedness;
(i) the Distribution Schedule;
(j) the Estimated Closing Statement;
(k) evidence that the D&O Insurance (as defined below) has been obtained;
(l) evidence that Company EIP has been terminated;
(m) written evidence that the requisite stockholders of the Company have approved certain payments to be made in connection with the Contemplated Transactions in a manner that satisfies the requirements of section 280G(b)(5) of the Code;
(n) a funds flow statement in form mutually acceptable to Representative and Buyer (the “Funds Flow Statement”); and
(o) Restricted Stock Agreements, executed by each Optionholder (other than 3S Advisors, LLC) and Paul Cascio (as assignee of 3S Advisors, LLC’s rights as an Optionholder under Section 2.7(b)), to, notwithstanding the reference to delivery at Closing under this Section

2.10, be delivered promptly (but in any event no later than three Business Days) following the Closing Date.
2.11 Actions of Buyer at Closing. At the Closing, unless otherwise waived in writing by Representative, Buyer shall deliver to Representative (or such other Person explicitly noted below) the following:
(a) the Escrow Agreement, executed by Buyer;
(b) payment of the amounts set forth in Section 2.9(c) to the Exchange Agent and other recipients set forth in Section 2.9(c) by wire transfer of immediately available funds;
(c) a Certificate of the Secretary of Buyer, certifying (i) the resolutions of the sole member of Buyer, authorizing and approving the performance of the Contemplated Transactions and the execution and delivery of this Agreement and the documents described herein, and (ii) incumbency for the officers of Buyer executing this Agreement, making certifications for Closing or executing agreements or instruments contemplated hereby dated as of the Closing Date;
(d) the Offer Letters, executed by Buyer;
(e) the Restrictive Covenant Agreements, executed by Buyer;
(f) evidence satisfactory to the Company that the Representations and Warranties Policy has been bound and is in effect;
(g) the Funds Flow Statement; and
(h) the Restricted Stock Agreements for each Optionholder, executed by i3V, to, notwithstanding the reference to delivery at Closing under this Section 2.11, be delivered promptly (but in any event no later than three Business Days) following the Closing Date.
2.12 Escrow Funds. In accordance with the Escrow Agreement and Section 2.11, Buyer will deposit with Escrow Agent:
(a) the Indemnification Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Indemnification Escrow Fund”), to be held for the purpose of securing the indemnification obligations of the Securityholders set forth in this Agreement;
(b) the Purchase Price Adjustment Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Purchase Price Adjustment Escrow Fund”), to be held for the purpose of securing the obligations of the Securityholders in Article III;
(c) the Chargeback Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the

Escrow Agreement, the “Chargeback Escrow Fund”), to be held for the purpose of funding amounts due to Buyer pursuant to Section 2.14, if any; and
(d) the Employee Payments Escrow Amount (such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with the Escrow Agreement, the “Employee Payments Escrow Fund”), to be held for the purpose of funding the Employee Payments to be paid by Buyer pursuant to Section 7.7(b).
2.13 Transaction Bonus Plan. Following the receipt by the Surviving Corporation of the Transaction Bonus Plan Closing Amount in accordance with Section 2.9(c), Buyer shall cause the Surviving Corporation, no later than one (1) Business Day following the Closing, to pay the Transaction Bonus Plan Closing Amount payable to the Transaction Bonus Plan Participants through payroll, subject to applicable Tax withholding obligations, as set forth on the Distribution Schedule.
2.14 Chargebacks and Chargeback Recoveries.
(a) Within forty five (45) Business Days after November 30, 2020, Buyer shall deliver a statement (the “Chargeback Statement”) to Representative setting forth the Net Chargeback/Chargeback Recovery Amount (as defined below) for the period beginning on June 1, 2019 and ending on November 30, 2020, and whether the Net Chargeback/Chargeback Recovery Amount is payable by or to Buyer. No Party shall have any liability to any other Party hereunder for any Net Chargeback/Chargeback Recovery Amounts which arise on or after November 30, 2020.
(b) Representative shall be entitled to review the Chargeback Statement and any documents relating to and used in the calculation of the Net Chargeback/Chargeback Recovery Amount shown thereon. If, within thirty (30) days following delivery of the Chargeback Statement, Representative has not given Buyer written notice of its objection to such Net Chargeback/Chargeback Recovery Amount (which notice shall state in reasonable detail the basis of Representative’s objection), then the Net Chargeback/Chargeback Recovery Amount and Buyer’s calculation of such Net Chargeback/Chargeback Recovery Amount shall be binding and conclusive on the Parties for all purposes hereunder. If Representative gives Buyer such notice of objection within the thirty (30)-day period, and if Representative and Buyer fail to resolve the issues outstanding with respect to the Net Chargeback/Chargeback Recovery Amount or Buyer’s calculation of the Net Chargeback/Chargeback Recovery Amount within thirty (30) days of Buyer’s receipt of Representative’s objection notice, Representative and Buyer shall submit the issues remaining in dispute to the Independent Accountant, for resolution in accordance with the terms of this Agreement. If issues are submitted to the Independent Accountant for resolution, (A) Representative and Buyer shall furnish or cause to be furnished to the Independent Accountant such work papers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss issues with the Independent Accountant; (B) the determination by the Independent Accountant, as set forth in a notice to be delivered to both Representative and Buyer within thirty (30) days of the submission to the Independent

Accountant of the issues remaining in dispute, shall be final, binding and conclusive on the Parties and shall be used in calculation of the Net Chargeback/Chargeback Recovery Amount; and (C) Representative and Buyer will each bear fifty percent 50% of the fees and costs of the Independent Accountant for such determination.
(c) In the event that the Net Chargeback/Chargeback Recovery Amount, as finally determined pursuant to Section 2.14(b) (and subject to Section 2.14(e)), is a negative number and is therefore payable in such amount by Buyer, Buyer shall pay the Exchange Agent, for the benefit of all of the Stockholders, the amount of such Net Chargeback/Chargeback Recovery Amount payable by Buyer within three (3) Business Days of the final determination of such Net Chargeback/Chargeback Recovery Amount pursuant to Section 2.14(b). In the event that the Net Chargeback/Chargeback Recovery Amount, as finally determined pursuant to Section 2.14(b) (and subject to Section 2.14(e)), is a positive number and is therefore is payable in such amount to Buyer, then Buyer shall be entitled to recover such amount and, within three (3) Business Days of the final determination of such Net Chargeback/Chargeback Recovery Amount, Representative shall direct that such amount be paid out of the Chargeback Escrow Fund in accordance with the Escrow Agreement (to the extent of available funds therein).
(d) For purposes of this Agreement, “Net Chargeback/Chargeback Recovery Amount” equals (i) any Chargebacks that relate to or arise out of a transaction entered into interchange on or prior to the Closing Date, including any Chargebacks with respect to any prior period for which loss has been recognized (“Pre-Closing Event Chargebacks”) to the extent the merchant reserves for the relevant merchant or independent sales organization (“ISO”) have been depleted for that particular merchant or no longer exist (not including any amounts depleted as a result of Chargebacks that are received that arise out of a transaction entered into interchange after the Closing Date), less (ii) any amounts with respect to such Pre-Closing Event Chargebacks for which the relevant merchant or ISO has reimbursed the Surviving Corporation or its Subsidiaries following the Closing. For these purposes, merchant reserves for the relevant merchant or ISO will be used to pay Chargebacks on a first in, first out basis so that merchant reserves are used to pay the Chargeback that relates to the earliest occurring transaction first before paying Chargebacks that relate to later occurring transactions.
(e)  Notwithstanding the foregoing, any Net Chargeback/Chargeback Recovery Amount payable to Buyer under this Agreement shall be payable solely out of the Chargeback Escrow Fund in accordance with the Escrow Agreement to the extent of available funds therein.
ARTICLE III – PURCHASE PRICE ADJUSTMENT
3.1 Prior to the Closing, Company shall have prepared and delivered to Buyer an estimated closing statement (the “Estimated Closing Statement”) that contains (except, in the case of clauses (b), (c) and (d), to the extent such information is otherwise included in the Funds Flow Statement) a good faith estimate, in reasonable detail, prepared in accordance with the Applicable Accounting Practices and Procedures, of (a) the Net Working Capital (the “Estimated Net Working Capital”), (b) the amount of Indebtedness of the Company Group Members calculated through and including the Closing that will be unpaid immediately prior to the Closing

(the “Estimated Indebtedness”), (c) the Transaction Expenses of the Company Group Members calculated through and including the Closing that will be unpaid immediately prior to the Closing (the “Estimated Transaction Expenses”), and (d) Cash and Cash Equivalents of the Company Group Members as of the Closing (the “Estimated Closing Cash”). If (i) the Estimated Net Working Capital is greater than the Target Net Working Capital Amount, then the Closing Merger Consideration shall be increased by such excess amount or (ii) the Estimated Net Working Capital is less than the Target Net Working Capital Amount, then the Closing Merger Consideration shall be decreased by such excess amount (such increase or decrease, the “Estimated Closing Adjustment”).
3.2 No later than ninety (90) calendar days after the Closing Date, Buyer shall prepare in good faith and deliver to Representative a statement (the “Closing Statement”) setting forth Buyer’s calculation, in reasonable detail and prepared in accordance with the Applicable Accounting Practices and Procedures, of (a) the Net Working Capital (the “Net Working Capital Calculation”), (b) the amount of Indebtedness of each Company Group Member calculated through and including the Closing and unpaid immediately prior to the Closing (the “Closing Indebtedness”), (c) the Transaction Expenses calculated through and including the Closing and unpaid immediately prior to the Closing (the “Closing Transaction Expenses”), (d) the Cash and Cash Equivalents as of the Closing (“Closing Cash”), and (e) Buyer’s proposed calculation of the Adjustment Calculation.
3.3 On or prior to the thirtieth (30th) calendar day following Buyer’s delivery of the Closing Statement to Representative, Representative may give Buyer a written notice stating in reasonable detail any and all of Representative’s objections (an “Objection Notice”) to the Closing Statement or the determination of the Net Working Capital Calculation, the Closing Indebtedness, the Closing Transaction Expenses, the Closing Cash or the Adjustment Calculation as determined by Buyer. During such thirty (30) calendar-day period, Buyer will provide Representative and its accountants reasonable access, during normal business hours and upon reasonable notice, to (a) review the financial books and records of each Company Group Member, and (b) the employees and other representatives of Buyer and Company Group Members who were responsible for the preparation of the Closing Statement or any items therein to respond to questions relating to the preparation of the Closing Statement, and to allow Representative to determine the accuracy of Buyer’s calculation of the items set forth on the Closing Statement. Any Objection Notice shall specify in reasonable detail the nature and dollar amount of the objections and the reasonable basis or bases therefor. Any determination set forth on the Closing Statement to which Representative does not specifically object in the Objection Notice shall be deemed accepted and shall be final and binding upon the Parties upon delivery of the Objection Notice. The failure by Representative to deliver an Objection Notice within such thirty (30) day period shall constitute Representative’s acceptance of the Adjustment Calculation, which shall be final and binding on Representative and the Securityholders for all purposes of this Agreement.
3.4 Following Buyer’s receipt of any Objection Notice, Representative and Buyer shall attempt to negotiate in good faith to resolve such dispute. If Representative and Buyer fail to agree on any of Representative’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Buyer receives the Objection Notice, then an independent, certified public accountant located in Nashville, Tennessee reasonably acceptable to Representative and Buyer who, unless otherwise agreed by the Parties, will have had no prior connections, business relationships, personal relationships, or conflicts with any of the parties hereto or others that are in any way participating in the negotiation, discussion, or closing of the Contemplated Transactions (the “Independent Accountant”) shall make the final, binding determination, absent fraud or Manifest Error, regarding the proposed adjustments set forth in the Objection Notice that are not resolved by Representative and Buyer (the “Adjustment Calculation Disputed Items”). Buyer, on the one hand, and Representative, on the other hand, each shall provide the Independent Accountant with their respective determinations of the Adjustment Calculation Disputed Items. The Independent Accountant shall make its determination of the Adjustment Calculation Disputed Items and the resultant Final Net Working Capital Calculation (defined below), Final Indebtedness (defined below), Final Transaction Expenses (defined below), Final Closing Cash (as defined below) and Final Adjustment Calculation which determination shall be final and binding on Representative and Buyer. The determination of any of the Adjustment Calculation Disputed Items by the Independent Accountant shall be within, and limited by, the range comprised of the respective determination of each of Buyer’s and Representative’s calculation with respect to such Adjustment Calculation Disputed Items. The determination of the Adjustment Calculation Disputed Items by the Independent Accountant shall be based on whether such Adjustment Calculation Disputed Items have been calculated in accordance with the standards set forth in this Agreement. The Independent Accountant shall make its determination based solely on presentations and supporting material provided by Buyer and Representative in response to the Independent Accountants’ request or otherwise. The fees, costs and expenses of the Independent Accountant shall be split equally between Representative and Buyer. Any of the Parties may require that the Independent Accountant enter into a customary form of confidentiality agreement with respect to the work papers and other documents and information provided to the Independent Accountant under this Article III. As used herein, “Final Net Working Capital Calculation” means the Net Working Capital Calculation as ultimately determined in accordance with Section 3.3 or this Section 3.4, as applicable, “Final Indebtedness” means the amount of Indebtedness as ultimately determined in accordance with Section 3.3 or this Section 3.4, as applicable, and “Final Transaction Expenses” means the amount of Transaction Expenses as ultimately determined in accordance with Section 3.3 or this Section 3.4, as applicable and “Final Closing Cash” means the amount of Cash and Cash Equivalents as of the Closing, as ultimately determined in accordance with Section 3.3 or this Section 3.4, as applicable.
3.5 If the Final Adjustment Calculation is a negative number after final determination pursuant to this Article III, Representative and Buyer shall, within three (3) Business Days after the final determination of the Final Adjustment Calculation, jointly instruct the Escrow Agent to disburse from the Purchase Price Adjustment Escrow Fund by wire transfer of immediately available funds to Buyer, an amount in cash equal to the Final Adjustment Calculation. If the Final Adjustment Calculation is a negative number and the amount of the Final Adjustment Calculation is greater than the amount held in the Purchase Price Adjustment Escrow Fund, then Indemnifying Holders shall be severally (but not jointly and severally) liable in proportion to their Indemnifying Percentages as set forth on Annex A for payment of any negative Final

Adjustment Calculation in excess of the Purchase Price Adjustment Escrow Fund and, for clarification purposes, any payments by the Indemnifying Holders under this Section 3.5 shall not be considered Damages for purposes of Article IX, provided that, for clarity, any amounts paid by the Indemnifying Holders pursuant to this Section 3.5 shall be counted against, and shall reduce dollar for dollar, the Indemnifying Holder Cap.
3.6 If the Final Adjustment Calculation is a positive number, Buyer shall, within three (3) Business Days after the final determination of the Final Adjustment Calculation, deposit with the Exchange Agent, for distribution to the Securityholders in accordance with the Distribution Schedule, the amount of the Final Adjustment Calculation.
ARTICLE IV – CONTINGENT CONSIDERATION
4.1 Contingent Consideration.
(a) Securityholders may receive additional consideration (the “Contingent Consideration”) from Buyer based on the post-Closing performance of the Company Group Members (the “Acquired Company”) in accordance with this Article IV. Within five (5) calendar days following the final determination of achievement of a Performance Threshold for any Measurement Period in accordance with Section 4.2, Buyer shall deposit the applicable amount of Contingent Consideration by wire transfer of immediately available funds with the Exchange Agent, for distribution to the Securityholders in accordance with the Distribution Schedule and, in the event that prior to the date of such payment, the Indemnifying Holders have paid Damages to any Buyer Indemnified Party pursuant to Article IX, subject to the assignment obligations in favor of the Indemnifying Holders set forth on Annex A; provided, however, that in the event there is any Contingent Consideration Dispute Notice (as defined below), and any amount of Contingent Consideration would be payable based on the achievement of the Performance Threshold as reflected in the Section 4.2 Statement previously provided by Buyer in accordance with Section 4.2 below, Buyer shall pay to the Exchange Agent the applicable amount of Contingent Consideration reflected in the Section 4.2 Statement by wire transfer of immediately available funds within five (5) calendar days following the delivery of the Contingent Consideration Dispute Notice, and shall pay any remaining Contingent Consideration as may finally be determined to be payable hereunder within five (5) calendar days following the final determination of the achievement of the Performance Threshold for such Measurement Period in accordance with Section 4.2. Defined terms used in this Article IV but not defined herein or in Schedule 1 shall have the meanings ascribed to such terms in Exhibit B. The payment of Contingent Consideration for the benefit of any Stockholder is subject in all cases to the delivery by such Stockholder of a Letter of Transmittal (or, as applicable, an affidavit of lost stock certificate) in accordance with Section 2.9.
(b) If, as of the last day of the Measurement Period 1, the Performance Metric generated by the Acquired Company during Measurement Period 1 exceeded the Performance Threshold (such excess, the “Period 1 Overage”), then Securityholders will be entitled to be paid aggregate Contingent Consideration in an amount equal to the product of (i) (x) the Period 1 Overage divided by (y) [****] multiplied by (ii) $20,000,000. For example, if the Period 1

Overage is $[****], the Contingent Consideration payable with respect to Measurement Period 1 would be $[****], calculated as follows: ([****]/[****]) = [****] x $20,000,000 = $[****].
(c) If, as of the last day of the Measurement Period 2, the Performance Metric generated by the Acquired Company during the Measurement Period 2 exceeded the Performance Threshold (such excess, the “Period 2 Overage”), then the Securityholders will be entitled to be paid aggregate Contingent Consideration in an amount equal to the product of (i) (x) [the Period 2 Overage less any Period 1 Overage] divided by (y) [****] multiplied by (ii) $20,000,000. For example, if the Period 2 Overage is $[****] and the Period 1 Overage was $[****], the Contingent Consideration payable with respect to Measurement Period 2 would be $[****], calculated as follows: ([****]/[****]) = [****] x $20,000,000 = $[****].
(d) Notwithstanding anything in this Agreement to the contrary, in no event will the aggregate Contingent Consideration payable ever exceed $20,000,000 (the “Maximum Earnout Amount”). For example, if $20,000,000 of Contingent Consideration were earned with respect to Measurement Period 1, no additional Contingent Consideration could be earned in Measurement Period 2.
4.2 Contingent Consideration Dispute Resolution. Within 90 days after the end of any Measurement Period, Buyer shall deliver a written statement (the “Section 4.2 Statement”) for such Measurement Period setting forth Buyer’s calculation of the Performance Metric, in reasonable detail, during such Measurement Period to Representative. Following receipt of the Section 4.2 Statement, Buyer will, for the purpose of allowing Representative to determine the accuracy of Buyer’s calculation of the items set forth on the Section 4.2 Statement and that such calculations were prepared in accordance with this Agreement, provide Representative and its representatives reasonable access, during normal business hours and upon reasonable notice, to (a) review the financial books and records of the Acquired Company and its Affiliates, and (b) the employees and other representatives of the Acquired Company and its Affiliates who were responsible for the preparation of the Section 4.2 Statement or any items therein to respond to questions relating to the preparation of the Section 4.2 Statement. If Representative disputes Buyer’s determination with respect to the amount of the Performance Metric for such Measurement Period and/or the amount of Contingent Consideration which is payable in connection therewith, Representative shall notify Buyer in writing by delivery of a written notice within thirty (30) days of receiving the Section 4.2 Statement (a “Contingent Consideration Dispute Notice”), which Contingent Consideration Dispute Notice shall set forth in reasonable detail the basis for such dispute. In the event of such a dispute, Representative and Buyer shall work in good faith to resolve the dispute. If, after fifteen (15) Business Days following the delivery of the Contingent Consideration Dispute Notice, a dispute still exists, such dispute shall be submitted to the Independent Accountant for resolution in accordance of the terms of this Article IV. The Independent Accountant shall determine the amount of the Performance Metric and the extent to which the Contingent Consideration has been earned for such Measurement Period. The determination made by the Independent Accountant shall be as an expert, not as an arbiter and, absent fraud or Manifest Error, such determination shall be final and binding. The determination by the Independent Accountant shall be within, and limited by, the range comprised of the respective determination of the amount of the Performance Metric as determined by Buyer in the Section 4.2 Statement and Representative in the Contingent Consideration Dispute Notice. The Independent Accountant shall make its determination based solely on presentations and supporting materials provided by Buyer and Representative in response to the Independent Accountant’s requests or otherwise. Any expenses relating to the engagement of the Independent Accountant shall be borne 50% by Representative and 50% by Buyer. Buyer and Representative shall make available to the Independent Accountant such books, records, work papers and other information as the Independent Accountant may request and that are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountant any material relating to the disputed issues and to discuss issues with the Independent Accountant (provided, that Buyer and Representative shall not, and shall each cause its representatives not to, engage in any ex parte communications with the Independent Accountant during the term of its engagement).
4.3 Dispute Resolution. Notwithstanding anything set forth to the contrary in this Article IV, (a) in the event of any controversy, dispute or claim arising out of this Article IV relating to the calculation of the Performance Metric and the extent to which the Contingent Consideration has been earned for any Measurement Period (a “Calculation Dispute”), such controversy, dispute or claim will be resolved in accordance with Section 4.2, and (b) in the event of any controversy, dispute or claim arising out of this Article IV that is not a Calculation Dispute, Buyer or Representative, as applicable, will be entitled to bring a claim in accordance with Section 12.6.
4.4 Operation of Business. Subject to Section 4.5, Section 4.6 and Section 4.7, Buyer has the absolute right to operate the business of the Acquired Company following the Closing in any manner as Buyer deems appropriate, in Buyer’s sole discretion, provided, however, that notwithstanding the foregoing or anything contained herein to the contrary, Buyer (a) shall not take any action or fail to take any action with the primary purpose of causing any Contingent Consideration payable hereunder to be reduced or not be earned, including, without limitation, to move any revenue or expense either into or out of any Measurement Period in a manner that would adversely affect the amount of the Contingent Consideration payable to the Securityholders hereunder and (b) during the Applicable Period, shall cause the Acquired Company to carry on and conduct its business in good faith. Representative acknowledges that any Contingent Consideration is speculative and is subject to numerous factors outside the control of Buyer. Representative will not provide any assurances to Securityholders with respect to the Contingent Consideration.
4.5 Certain Limitations. Notwithstanding anything in this Article IV to the contrary, during the Applicable Period, Buyer (except as otherwise agreed to in writing by Representative):
(a) shall not sell or otherwise dispose of the Acquired Company, whether by asset purchase, equity purchase, merger, combination, joint venture or otherwise, to any third party (an “Acquired Company Sale”), or otherwise sell or dispose of any assets of the Acquired Company outside of the ordinary course of business; provided, however, that Buyer may complete an Acquired Company Sale during the Applicable Period in the event that Buyer pays the Maximum Earnout Amount in cash to the Representative concurrently with the closing of the Acquired Company Sale, provided, further, that for purposes of clarity, a sale of i3V or Guarantor that results in an ultimate change in control of the Acquired Company shall not be deemed an Acquired Company Sale (it being acknowledged and agreed that, in the event of any such sale of i3V or Guarantor, the provisions of this Article IV will continue in effect in accordance with the terms hereof);
(b) shall not substantially cease or discontinue operations of the Acquired Company;
(c) shall not (i) merge or consolidate the Acquired Company with, or otherwise distribute, contribute, transfer or assign the assets of the Acquired Company to, any Person within the Buyer Group, or (ii) cause the Acquired Company to acquire in any business combination transaction, by equity purchase, merger, consolidation, asset sale or otherwise, any Person, whether or not engaged in a business similar to or related to the Business; and
(d) shall maintain separate books and records necessary to calculate the Performance Metric during each of the Measurement Periods.
4.6 Employment of P. Christians. During the Applicable Period, as long as Paul Christians (“Christians”) is employed by the Buyer Group or the Acquired Company, Buyer shall cause the business, activities and affairs of the Acquired Company to be managed primarily by Christians (such position, the “Acquired Company Executive”). If Christians’ employment with the Buyer Group or the Acquired Company, as applicable, terminates for any reason during the Applicable Period (or, if applicable, any Successor Executive (as defined below)), Buyer and Representative shall mutually determine a successor Acquired Company Executive (the “Successor Executive”) as soon as reasonably practicable.
4.7 Reasonable Access. During the Applicable Period, for the purpose of allowing Representative to determine the Acquired Company’s progress made against the Performance Metric, Buyer shall permit Representative, on reasonable notice and during normal business hours, but no more than twice during any calendar year, to visit and inspect any of the properties, books, records and other materials of the Acquired Company (and to make copies thereof), and to discuss the affairs, finances and accounts of the Acquired Company with personnel of the Acquired Company and Buyer Group with responsibility for the Acquired Company.
ARTICLE V - REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY GROUP MEMBERS
Except as set forth in the Disclosure Schedules, Company represents and warrants to Buyer as of the Closing Date and the Effective Time as follows:
5.1 Authorization.
(a) Company has all requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party and, subject to, in the case of the consummation of the Merger, the effectiveness of the Stockholder Consent, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Company of any Transaction Documents to which it is a party and the consummation by Company of Contemplated Transactions have been duly authorized by all requisite corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger and the other Contemplated Transactions, subject only, in the case of consummation of the Merger, to the effectiveness of the Stockholder Consent. Each of this Agreement and the Transaction Documents to which Company is, or will be, a party has been, or will be, duly executed and delivered by Company and, assuming due authorization, execution and delivery by the other parties hereto or thereto (as applicable), constitutes, or will constitute, a valid and binding obligation of Company, enforceable against Company in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, preference, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in an Action in equity or at Law) and except that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Action may be brought (the “Enforceability Limitations”).

(b) Company’s board of directors, by resolutions duly adopted at a meeting duly called and held or by unanimous written consent, and not subsequently rescinded or otherwise revoked, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of, the Securityholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Contemplated Transactions, including the Merger, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for their adoption and approval by written consent, and (iv) resolved to recommend that the Stockholders vote in favor of the adoption of this Agreement and the “agreement of merger” set forth in this Agreement and directed that such matter be submitted for consideration of the Stockholders.
(c) The Requisite Company Vote has been obtained pursuant to the Stockholder Consent, which shall become effective as of immediately after the execution of this Agreement in accordance with Section 228(c) of the DGCL. The Stockholder Consent is sufficient for the Stockholders to adopt this Agreement and approve the Merger, and no other corporate proceedings are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the filing and recordation of the Certificate of Merger and such other documents as required by the DGCL).
5.2 Status. Each Company Group Member (i) is a corporation duly incorporated, validly existing, and in good standing under the Laws of the State of Delaware, (ii) has all requisite corporate power and authority to carry on its business as now and heretofore conducted and to own, operate and lease its properties and assets and to perform its obligations under the Contracts, and (iii) is duly qualified or licensed to transact business in and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to the Company Group Members. Company has delivered to Buyer copies of the Certificate of Incorporation and Bylaws of each Company Group Member, as currently in effect. Other than Company’s ownership of 100% of the capital stock of Subsidiary, no Company Group Member owns any interest in any Person or any right, warrant or option to acquire any right in any Person.
5.3 Capitalization of Company Group Members. Section 5.3 of the Disclosure Schedules sets forth the authorized, issued and outstanding equity interests, Company Options and Warrants of each Company Group Member (on an aggregate basis) as of the date hereof. The outstanding equity interests of each Company Group Member (i) have been duly and validly authorized and are duly and validly issued, fully-paid and non-assessable, (ii) are free and clear of all Liens (other than Permitted Encumbrances), (iii) were issued in compliance with all Laws (including all applicable state, federal and foreign securities Laws), in all material respects, and (iv) were not issued in violation of any preemptive rights or any similar rights of any Person or in violation of any Contract to which any Company Group Member was a party at the time of issuance. Except as set forth on Section 5.3 of the Disclosure Schedules, there are no equity securities of any Company Group Member issued, reserved for issuance or outstanding and, except as set forth on Section 5.3 of the Disclosure Schedules, there are no outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), unit or stock appreciation rights, calls or commitments to which any Company Group Member is a party or may be bound requiring the issuance or sale of any equity interests of any Company Group Member. Other than Company Capital Stock, there are no other ownership interests, transferable interests, securities, participations or other equivalents (however designated and whether voting or nonvoting) of any Company Group Member issued or outstanding. To the Company’s actual knowledge, without any duty or obligation of reasonable inquiry of any person for purposes of this sentence, no current or former equityholder of any Company Group Member or any other Person is, contesting the ownership of the equity interests of any Company Group Member or any dividends, distributions or contributions relating thereto. Except for this Agreement, and as set forth on Section 5.3 of the Disclosure Schedules or in the Constituent Stockholder Documents, there are no outstanding or authorized options, warrants, rights, Contracts, pledges, calls, puts, rights to subscribe, redeem, repurchase or otherwise acquire, conversion rights or other agreements, commitments or obligations (contingent or otherwise) to which any of Company Group Members are parties or which are binding upon any of Company Group Members providing for the issuance, sale, disposition or acquisition of any equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to any Company Group Member. Except as set forth on Section 5.3 of the Disclosure Schedules or in the Constituent Stockholder Documents, there are no Contracts to which a Company Group Member is a party with respect to the voting or transfer of any shares of Company Capital Stock or any other securities of any of Company Group Members. Except as set forth on Section 5.3 of the Disclosure Schedules, there are no bonds, debentures, notes or other indebtedness of Company Group Members having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any member of a Company Group Member may vote.
5.4 Required Consents. Except as described in Section 5.4 of the Disclosure Schedules or in the Constituent Stockholder Documents and other than with respect to Permitted Encumbrances, no Company Group Member is a party to or bound by any Lien or Contract or instrument, or any Rule or Law that (a) requires the consent of any other party to the execution of this Agreement or the consummation of the Contemplated Transactions, except where the failure to obtain such consent would not reasonably be expected to be material to the Company Group Members as a whole, (b) gives rise to a right of first refusal in favor of any other party to a Material Contract as a result of the execution of this Agreement or the consummation of the Contemplated Transactions or (c) prohibits, or requires the consent or notification of another to, any of the Contemplated Transactions, including in connection with any Material Contracts, except where the failure to obtain such consent or provide such notification would not reasonably be expected to be material to the Company Group Members as a whole (any exceptions to the representations and warranties contained in this Section 5.4 being the “Required Consents”).
5.5 No Conflict. Company Group Members’ negotiation, execution, delivery and performance of the Transaction Documents, consummation of the Contemplated Transactions and compliance with any of the provisions thereof will not, assuming that all Required Consents have been obtained (a)  violate any Law to which any of Company Group Members or the Business may be subject, (b) conflict with or result in a breach of any provision of the organizational documents of any of Company Group Members, (c) other than as provided on Section 5.3 of the Disclosure Schedules, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority, (d) violate any Order of any Governmental Authority to which any Company Group Member or the Business may be subject, (e) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any License that is held by and that is material to any Company Group Member or that otherwise relates to the Business, (f) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any assets of any Company Group Member or result in being declared void, voidable, without further binding effect, or subject to amendment or modification any of the terms, conditions or provisions of, any Material Contract or License, to which any Company Group Member may be bound or affected, (g) violate or cause a breach under the Rules, or (h) give rise to any Liabilities related to any portability premium, early termination fee or other amount payable to any Processor or Referral Source, except for such occurrences referred in clauses (a) – (h) above that would not, individually or in the aggregate, be expected to be material to the Company Group Members and the Business, taken as a whole.
5.6 Financial Statements; Company Receivables.

(a) Section 5.6(a) of the Disclosure Schedules includes copies of the following financial statements of the Company Group Members (collectively, the “Financial Statements”):
(i) Audited consolidated balance sheets, statements of operations, statements of changes in stockholders’ deficit and statements of cash flows for the past three (3) fiscal years of the Company Group Members as of the end of each such fiscal year and any notes thereto (the “Audited Financial Statements”); and
(ii) Unaudited consolidated balance sheet, dated as of March 31, 2019 (the “Balance Sheet Date”) and unaudited income statement and statement of cash flow for the period beginning January 1, 2019 and ending on the Balance Sheet Date (the “Unaudited Financial Statements”).
(b) The Financial Statements fairly present, in all material respects, the financial condition, cash flows and results of operations of each Company Group Member at the respective dates thereof and for the periods referred to therein, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except that the Unaudited Financial Statements (i) do not contain all footnotes as required by GAAP and (ii) are subject to normal year-end adjustments (none of which adjustments would, alone or in the aggregate, be material)), and have been prepared on the basis of Company’s Books and Records.
(c) No Company Group Member has (A) any Liabilities that would be required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, or (B) to the Company’s Knowledge, any other Liabilities, other than, in any such case, (i) Liabilities that are reflected, disclosed or reserved against in the Financial Statements, (ii) Liabilities that were incurred after the Balance Sheet Date in the ordinary course of business, (iii) Liabilities under the executory portion of any Contract by which a Company Group Member is bound, which was entered into in the ordinary course of business and which do not result from any violation of applicable Law, breach of Contract, breach of warranty, claim or Action arising as of or prior to Closing, (iv) Liabilities that arise pursuant to the terms of this Agreement or any Transaction Document or that will be discharged or paid in full on or prior to the Closing Date, or (v) Liabilities set forth in Section 5.6(c) of the Disclosure Schedules.
(d) Each Company Group Member has paid or shall have paid as of the Closing out of the Merger Consideration, all amounts due pursuant to prior merger agreements or purchase agreements entered into by a Company Group Member or any predecessor (a list of which, including the amount paid pursuant to such purchase agreements, future amounts that are or may be due, and any related conditions or contingencies, is set forth on Section 5.6(d) of the Disclosure Schedules) and, to Company’s Knowledge, there is no dispute or claim, whether on behalf of a Company Group Member or the counterparty to such purchase agreements, related to such purchase agreements.
(e) Since December 31, 2018, each Company Group Member has paid its payables only in the ordinary course of business, consistent with past practice. Since December

31, 2018, no Company Group Member has made any purchase, made any payment, or funded any Liability outside of the ordinary course of business.
(f) To Company’s Knowledge, no Securityholder has a right to directly receive (i) payments from any Customers, Referral Sources, Processors or any other third parties in connection with the Customer Agreements, Referral Source Agreements or any Contracts relating to any Company Group Member or the Business, or (ii) any payments owed by third parties with respect to any Company Group Member or the Business (whether or not related to any Processors, Customers or Referral Sources), including any convenience fees, commissions, ancillary fees, license fees, royalties and any other revenue streams relating to Customer transactions, including all amounts relating to collections recovery, retrieval fees, miscellaneous credits and other similar funds.
(g) All notes and accounts receivable of each Company Group Member are bona fide receivables representing amounts due with respect to actual, arm’s length transactions entered into in the ordinary course of business for goods sold and delivered or services performed. Since the Balance Sheet Date, no Company Group Member has cancelled, or agreed to cancel, in whole or in part, any notes or accounts receivable outside the ordinary course of business.
(h) No Company Group Member (i) is insolvent or has generally failed to pay its debts as they become due, (ii) has applied for, consented to, or acquiesced in, the appointment of a trustee, receiver, sequestrator, or other custodian for such Company Group Member or for a substantial part of its property, or made a general assignment for the benefit of creditors; (iii) has filed and has not permitted or suffered to exist with respect to itself the commencement of any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up, or liquidation proceeding; or (iv) has taken any action authorizing any of the foregoing.
5.7 Absence of Certain Changes. Since the Balance Sheet Date except as described in Section 5.7 of the Disclosure Schedules, (a) each Company Group Member has conducted its business in all material respects only in the ordinary course of business and (b) no Company Group Member has experienced a Material Adverse Effect.
5.8 Brokers and Finders. Except as set forth on Section 5.8 of the Disclosure Schedules, no Company Group Member or any of their respective agents has engaged any finder or broker or incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions in connection with this Agreement and the Contemplated Transactions.
5.9 Real Property. No Company Group Member currently owns, and for the past three (3) years has not owned, any Real Property. All Real Property used by any Company Group Member is leased pursuant to those real estate leases set forth on Section 5.9 of the Disclosure Schedules (the “Real Property Leases”). During the last three (3) years, no Company Group Member has breached any Real Property Lease, or violated any applicable Law, condemnation, assessment or any similar action, relating to any Real Property or the operation thereof, in each case, in any material respect.

5.10 Contracts. Section 5.10(a) of the Disclosure Schedules is a true and complete list of all of the following material Contracts of each Company Group Member (the “Material Contracts”):
(i) all written or oral employment or consulting Contracts pursuant to which services are rendered to a Company Group Member providing annual base salary compensation in excess of One Hundred Thousand Dollars ($100,000.00);
(ii) all Contracts under which a Company Group Member is or the Business or Buyer will after the Closing be restricted from carrying on any business or other activities anywhere in the world;
(iii) all Contracts (including organization, partnership and joint venture agreements) under which (A) a Company Group Member has any Liability or obligation for debt or constituting or giving rise to a guarantee of any Liability or obligation of any Person or (B) any Person has any Liability or obligation constituting or giving rise to a guarantee of any Liability or obligation of a Company Group Member, or any Liability or obligation to a Company Group Member, in each case involving any debt or Liability in excess of One Hundred Thousand Dollars ($100,000.00) individually or Two Hundred Thousand Dollars ($200,000.00) in the aggregate;
(iv) the Real Property Leases;
(v) all Contracts with Processors or sponsor banks;
(vi) all Contracts with independent sales organizations or Referral Sources providing for annual payments in excess of Twenty Thousand Dollars ($20,000.00) in the most recently completed fiscal year;
(vii) all Contracts involving aggregate annual consideration payable to or from a Company Group Member in excess of One Hundred Thousand Dollars ($100,000.00);
(viii) all Intellectual Property Contracts (excluding any commercially available software licensed under “shrink wrap” or other comparable standard form non-negotiated licenses, and excluding any Contracts a Company Group Member enters into with its Customers in the ordinary course of Business);
(ix) all Contracts which grant a third party a right of exclusive dealing with a Company Group Member, a right of first refusal, or right of first offer, for any of shares of capital stock or any assets of any Company Group Member;
(x) any Contracts to which any Company Group Member is a party that provide for any joint venture, partnership, joint employer or similar arrangement; and
(xi) any Contracts relating to the future disposition or future acquisition of any interest in any business enterprise.

(b) Except as set forth on Section 5.10(b) of the Disclosure Schedules, since January 1, 2016, no material breach or default in performance by a Company Group Member under any of the Material Contracts has occurred or is continuing, and, to Company’s Knowledge, no event has occurred, which with notice or lapse of time or both would constitute such a material breach or default. Since January 1, 2018, no Company Group Member has given or received from any other Person any notice or other communication regarding any actual, alleged or potential material breach or default under the Material Contracts. To Company’s Knowledge, since January 1, 2016, no material breach or default by any other Person under any of the Material Contracts has occurred or is continuing, and no event has occurred which with notice or lapse of time or both would constitute such a material breach or default. Since December 31, 2018, no Company Group Member has amended the terms of any Material Contract or terminated any Contract that would be a Material Contract if such Contract had not been terminated.
5.11 Intellectual Property; Computer Software.
(a) Company Intellectual Property.
(i) Status of Owned Intellectual Property and Licensed Intellectual Property. Company Intellectual Property consists exclusively of the Owned Company Intellectual Property and Licensed Company Intellectual Property and constitutes all Intellectual Property necessary and sufficient for each Company Group Member to conduct its business as currently conducted. None of the Contemplated Transactions will alter, impair or otherwise adversely affect any rights of any Company Group Member in any Company Intellectual Property. Company Intellectual Property does not include any patents or patent applications (including intent to use applications).
(ii) Owned Company Intellectual Property. Section 5.11(a)(ii) of the Disclosure Schedules sets forth a true, correct and complete list of the following Owned Company Intellectual Property used or held for use in connection with the Business of the Company Group Members: (A) Trademarks, (B) Domain Names, (C) all threatened in writing or actual legal Actions (including reexamination and reissue Actions) before any Governmental Authority (including the World Intellectual Property Organization or equivalent authority anywhere in the world) of opposition to any Company Intellectual Property Registrations and (D) any actions that must be taken within ninety (90) days after the date hereof for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of documents, applications or certificates. Each of the Company Intellectual Property Registrations is valid and subsisting, and all necessary registration, maintenance and renewal fees currently due in connection with each item of Company Intellectual Property Registration have been made.
(iii) Title to Owned Company Intellectual Property. Company Group Members, in the aggregate, own, and have good and exclusive title to, all Owned Company Intellectual Property free and clear of any Lien. All Owned Company Intellectual Property is fully transferable, alienable and licensable by the applicable Company Group Member and can be amended and modified, in each case, without restriction and without payment of any kind to any Person. Each Company Group Member has the right to use, practice and exploit all of its Owned Company Intellectual Property in the manner in which such Intellectual Property is currently used, practiced and exploited in connection with the Business of the Company Group Members as currently conducted.
(b) Third Parties and Company Intellectual Property.
(i) Developers. Each Company Group Member has required each current and former employee, contractor and consultant of such Company Group Member who has materially contributed to the conception, creation or development of any Company Product or Owned Company Intellectual Property to sign a written agreement that includes (A) confidentiality obligations in favor of such Company Group Member, and (B) an assignment to such Company Group Member of all right, title and interest in and to all Intellectual Property conceived, created or developed by such Person during such Person’s employment by or engagement with such Company Group Member (collectively, the “Assignment Agreements”). Company Group Members have provided Buyer with a copy of its form Assignment Agreements. To Company’s Knowledge, no current or former employee, contractor, service provider or consultant of any Company Group Member has ever excluded any Intellectual Property from any Assignment Agreement executed by such Person in connection with such Person’s employment or engagement by a Company Group Member.
(ii) Infringement. No Company Group Member has received any written notice or request from any Person for indemnification, compensation or reimbursement with respect to any claim of infringement, misappropriation, misuse or violation of any Owned Company Intellectual Property, which notice or request has not been finally resolved. To Company’s Knowledge, the conduct of the Business as currently conducted and Owned Company Intellectual Property do not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property rights of any Person. To Company’s Knowledge, no Person has infringed within the last three (3) years or is currently infringing, misappropriating, diluting or otherwise violating, any Owned Company Intellectual Property or Licensed Company Intellectual Property which is exclusively licensed to a Company Group Member.
(iii) Institutions. No government, university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) has ever been involved in the research and development of Company Intellectual Property or Company Products or has provided or provides facilities or funding for the creation or development of any Owned Company Intellectual Property or Company Products. To the Company’s Knowledge, no Institutions have any rights in or with respect to any Owned Company Intellectual Property or Company Products or any developments of any Intellectual Property made by any current or former employee, contractor, service provider or consultant of any Company Group Member that relate in any manner to Owned Company Intellectual Property or any Company Product. To Company’s Knowledge, no current or former employee, contractor, service provider or consultant of any Company Group Member who was or is involved in, or who contributed or contributes to, the creation or development of any Owned Company Intellectual Property has performed services for any Institution during a period of time during which such employee, contractor, service provider or consultant was also performing services for any Company Group Member.
(c) Company Products. Section 5.11(c)(i) of the Disclosure Schedules sets forth a true, correct and complete list of all Company Products, including name or title of such Company Product, whether it is used by Customers, most current version and release number, the date the most current version was put into service, and the date of the last major update. Section 5.11(c)(ii) of the Disclosure Schedules sets forth a true, correct and complete list of all (A) software applications owned by or developed by or for any Company Group Member (“Company Software”) and (B) software applications or other Intellectual Property not owned by any Company Group Member (excluding public domain materials) that are incorporated or embedded in or bundled with and necessary for the use of any Company Software.
(d) Software, Systems and Support.
(i) Malware. To Company’s Knowledge, none of Company Software or Company Products contains any virus, Trojan horse, worm or other software routines or hardware components designed to permit unauthorized access to or designed to disable, erase or otherwise harm software, hardware or data.
(ii) Company IT Systems. All information technology and computer systems (including computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation (and all know-how relating to the foregoing), information technology and telecommunication hardware and other equipment), relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in and necessary to the conduct of the Business (collectively, “Company IT Systems”) perform as necessary to conduct Business as currently being conducted. No Company Group Member has experienced within the past three (3) years any material disruption to, or material interruption in, the conduct of the Business attributable to a defect, bug, breakdown or other failure or deficiency of Company IT Systems. Each Company Group Member has taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the Business without material disruption to, or material interruption in, the conduct of the business of each Company Group Member.
(iii) Open Source Materials. Section 5.11(d)(iii) of the Disclosure Schedules sets forth list of all Open Source Materials currently used by any Company Group Member and incorporated or embedded into, combined with, or linked to any Company Software. Except as set forth on Section 5.11(d)(iii) of the Disclosure Schedules, no Company Group Member has incorporated or embedded any Copyleft Materials into, or combined or linked any Copyleft Materials with, any Company Software in such a way as to condition the distribution or use of any Company Software on the disclosure or distribution of any source code owned by the Company Group Members.

(iv) Source Code. No Company Group Member has disclosed or delivered to any escrow agent or any other Person, other than employees, contractors, or other service providers performing services on a Company Group Member’s behalf, any of the source code for any Company Software or relating to any Company Intellectual Property. No Person (other than employees, contractors, or other service providers, hosting, developing, or maintaining the Company Software in the ordinary course of Business) has access to, or any right, contingent or otherwise, under any Contract or otherwise, to obtain access to or use of the source code for any Company Software. To Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably could be expected to, result in the required delivery, license or disclosure by Company Group Members of any source code for any Company Software to any Person after the Closing Date.
(e) Result of the Contemplated Transactions. Neither this Agreement nor any of the Contemplated Transactions will result in (i) any Person being granted rights or access to, or the placement in or release from escrow of, any software source code or other Owned Company Intellectual Property, or (ii) Buyer, any Company Group Member or any of their respective Affiliates granting to any Person any ownership interest in, or any exclusive license, covenant not to sue or right under or with respect to, any Owned Company Intellectual Property.
5.12 Title to Assets. Except as set forth on Section 5.12 of the Disclosure Schedules, Company Group Members have good and valid title to, or a valid leasehold interest in, all of the tangible and intangible assets that are material for the conduct of the Business as currently conducted by the Company Group Members, free and clear of all Liens (other than Permitted Encumbrances).
5.13 Compliance; Approvals.
(a) Each Company Group Member has all material Licenses that are required by Law to carry on the Business currently being conducted and own and use its assets. Each Company Group Member is, and during the last three (3) years has been in, compliance in all material respects with each such License. In the last three (3) years, to Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or the lapse of time) may constitute or result directly or indirectly in a violation of or failure to comply with any term or requirement of any material License.
(b) Each Company Group Member is, and during the past five (5) years has been, in compliance in all material respects with all Laws applicable to such Company Group Member. In the last five (5) years, to Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) constitutes or may result in a material violation by a Company Group Member of, or a failure on the part of a Company Group Member to comply in any material respect with, any Law applicable to any Company Group Member or the Business.
(c) Each Company Group Member is in good standing with its Processors and the Payment Networks and is in compliance in all material respects with the Rules. There is no

Action (including fines) pending, taken, or, to Company’s Knowledge, threatened in writing against a Company Group Member, whether relating to an alleged violation of the Rules or otherwise. To the Company’s actual knowledge, without any duty or obligation of reasonable inquiry of any person for purposes of this sentence, (i) there is no Action (including fines) pending or threatened in writing against any agent of a Company Group Member or any Referral Source by any Processors, a Payment Network or their respective applicable agents in connection with the Business, whether relating to an alleged violation of the Rules or otherwise, and (ii) no consent of the Payment Networks is required to consummate the Contemplated Transactions.
(d) Each Company Group Member has during the past five (5) years been in compliance with the Bank Secrecy Act and other money laundering Laws administered any applicable Governmental Authority (collectively, the “Money Laundering Laws”), and no Action by or before any Governmental Authority or any arbitrator involving a Company Group Member with respect to the Money Laundering Laws is pending, or to Company’s Knowledge, threatened.
5.14 Legal Actions; Orders.
(a) Except as set forth on Section 5.14(a) of the Disclosure Schedules, (i) there is no Order, Action, or notification regarding a Data Breach pending, or to Company’s Knowledge, threatened in writing, alleging that a Company Group Member has experienced a Data Breach; and (ii) there is no Order or Action pending, or to Company’s Knowledge, threatened in writing by or against any Company Group Member, that would reasonably be expected to be material to any Company Group Member.
(b) There are not now, and within the past three (3) years there have not been, any material Actions pending, or, to the Company’s Knowledge, threatened, before any court or Governmental Authority initiated by a Company Group Member, against a Company Group Member or in respect of the Business for which a Company Group Member would have any material Liability. There are no such claims, actions, Actions pending or, to Company’s Knowledge, threatened, challenging the validity of the Contemplated Transactions. No Company Group Member is now, nor has been during the past three (3) years, a party to any injunction, Order, or decree restricting the method of a Company Group Member’s conduct of the Business or servicing of the Customers. Company Group Members have provided to Buyer copies of all notices of any material legal Action alleging a violation of applicable Law from any Governmental Authority (i) received by a Company Group Member in writing since January 1, 2016 or, (ii) to Company’s Knowledge, received in writing by Processors or sponsor banks since January 1, 2016.
5.15 Employee Benefit Plans.
(a) Section 5.15(a) of the Disclosure Schedules sets forth a true, complete and correct list of all Benefit Plans (1) which are currently maintained or contributed to by a Company Group Member, or (2) with respect to which a Company Group Member has any Liability or obligations to any current or former officer, employee, or service provider of a Company Group Member, or the dependents of any thereof, regardless of whether funded. With respect to each Benefit Plan, Company Group Members have made available to Buyer true, accurate and complete copies of each of the following: (i) if the plan has been reduced to writing, the plan document together with all amendments thereto, (ii) if the plan has not been reduced to writing, a written summary of all material plan terms, (iii) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) copies of the most recent summary plan descriptions, employee handbooks or similar employee communications, (v) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination, notification, or opinion letter from the IRS and any related correspondence, and, if applicable, a copy of any pending request for such determination, (vi) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies, (vii) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached, (viii) actuarial valuations and reports related to any Benefit Plans with respect to the most recently completed plan years and (ix) the most recent nondiscrimination tests performed under the Code.
(b) No Company Group Member been materially liable at any time in the past six (6) years for contributions to a plan that is or has been, at any time in the past six (6) years, subject to Section 412 of the Code, Section 302 of ERISA and/or Title IV of ERISA. There is no multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) under which any Company Group Member has any present or future Liability. In the past six (6) years, no Company Group Member has sponsored or contributed to or been required to contribute to a multiemployer plan or to a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).
(c) With respect to each of the Benefit Plans, neither any Company Group Member nor any ERISA Affiliate has (i) engaged in a prohibited transaction, (ii) breached any fiduciary duty or (iii) violated any Law applicable to the Benefit Plans and related funding arrangements that would be reasonably likely to subject a Company Group Member or Buyer to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable legal requirements. Each Benefit Plan intended to be qualified under Section 401(a) of the Code has a current favorable determination letter as to its qualification or the sponsor of the Benefit Plan may rely on the IRS notification or advisory letter to the sponsor of any prototype plan or volume submitter used to document the terms of such Benefit Plan as to the tax-qualified status of such Benefit Plan, and no event has occurred which would reasonably be expected to cause any such Benefit Plan to become disqualified for purposes of Section 401(a) of the Code. Each Benefit Plan has been operated in compliance in all material respects with applicable Law, including the Code and ERISA, and in accordance with its terms. All benefits, contributions (including employee salary deferrals) and premium payments, required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely paid, accrued, or, if not yet due, have been (or will be) properly reflected on the Financial Statements.
(d) Except as set forth in Section 5.15(d) of the Disclosure Schedules, no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is currently the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority that has not been resolved as of the date hereof. There are no material pending claims, lawsuits or actions relating to any Benefit Plan (other than ordinary course claims for benefits) and, to Company’s Knowledge, none are threatened in writing.
(e) Except as set forth in Section 5.15(e) of the Disclosure Schedules, the consummation of the Contemplated Transactions will not accelerate the time of vesting or payment, trigger any payment or funding, or increase the amount, of compensation or benefits to any employee, officer, former employee or former officer of any Company Group Member or trigger any other material obligation pursuant to any Benefit Plan. Except as set forth in Section 5.15(e) of the Disclosure Schedules, no Benefit Plans or other Contracts or arrangements to which a Company Group Member is a party provide for payments that would be triggered by the consummation of the Contemplated Transactions that would subject any current or former employee or service provider of a Company Group Member to excise tax under Section 4999 of the Code, and no Company Group Member has made any payments, is not obligated to make any payments and is not a party to any agreement that would reasonably be expected to obligate it to make any payments to any current or former employee or other service provider of a Company Group Member that will not be deductible under Section 280G of the Code.
(f) Each Company Group Member has complied in all material respects with the continuation coverage provisions of COBRA and any applicable state statutes mandating health insurance continuation coverage for employees. Company Group Members have provided to Buyer a list of all current and former employees of each Company Group Member and their beneficiaries who are eligible for and/or have elected continuation coverage under COBRA or have otherwise confirmed that there are no such eligible individuals. No Benefit Plan provides for, and no written or oral agreements have been entered into by a Company Group Member promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employees of a Company Group Member or their beneficiaries for any period of time beyond the termination of employment (except to the extent of coverage required under COBRA or other applicable Law).
(g) Each Benefit Plan that is subject to Section 409A of the Code has been administered in material compliance with its terms and the operational and documentary requirements of Code Section 409A and all applicable regulatory guidance (including, notices, rulings and proposed and final regulations) thereunder. No Company Group Member has any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Code Section 409A.
(h) There has been no amendment to, announcement by any Company Group Member relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of a Company Group Member, as applicable.

5.16 Employee Relations.
(a) Section 5.16(a) of the Disclosure Schedules contains a list of all of the employees of each Company Group Member, their current salary or wage rates, bonus and other compensation, including stock options and stock grants, benefit arrangements, accrued sick days, accrued paid time off, allowed vacation days and holidays, period of service, location and department. Section 5.16(a) of the Disclosure Schedules also indicates whether such employees are part-time, full-time or on a leave of absence and the type of leave. During the last three (3) years, each Company Group Member has, at all times, complied with all applicable state and federal wage and hour Laws, including, but not limited to, properly classifying employees as exempt or non-exempt from overtime and minimum wage requirements and properly classifying workers as independent contractors rather than employees where applicable. All employees are employees-at-will, unless otherwise specified on Section 5.16(a) of the Disclosure Schedules. No Company Group Member is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or any other amounts required to be reimbursed to such employees (including accrued paid time off, accrued vacation, accrued sick leave and other benefits) or in the payment to the appropriate Governmental Authority of all required Taxes, insurance, social security and withholding thereon.
(b) Except as set forth in Section 5.16(b) of the Disclosure Schedules, no retention payments, severance payments, change in control payments or other similar compensation or benefits are due or will be made to any employees, agencies or independent contractors of any Company Group Member in connection with the Contemplated Transactions. Except as set forth in Section 5.16(b) of the Disclosure Schedules, all employee bonuses or incentives relating to the period ending May 31, 2019 and all prior periods have been paid in full and no bonus or related incentive plan is currently in place for any employee of any Company Group Member.
5.17 Taxes.
(a) All federal, state and other material Tax Returns of Company Group Members required to be filed by Company Group Members before the Closing Date (taking into account any valid extensions) have been timely filed in accordance with applicable Laws, and each such Tax Return is true, correct and complete in all material respects. All Taxes with respect to the taxable periods covered by such Tax Returns (whether or not shown on any Tax Return) before the Closing Date have been timely paid. Before the Closing Date, no Company Group Member has requested any extension of time within which to file any Tax Return which has not since been filed.
(b) Company Group Members have complied with the provisions of the Code relating to the withholding and payment of Taxes, including the withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any other Laws, and have, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required. Company Group Members have accurately classified all service providers as either employees or independent contractors for all Tax purposes. Company Group Members (i) have collected and remitted all applicable sales and/or use Taxes to the appropriate Governmental Authorities, and (ii) have obtained, in good faith, any applicable sales and/or use Tax exemption certificates.
(c) There is no written claim against a Company Group Member that was made by a Governmental Authority before the Closing Date for any Taxes which are owed by a Company Group Member and due under applicable Law, but which have not been paid in full before the Closing Date. No assessment, deficiency, or adjustment has been asserted in writing, proposed in writing, or threatened in writing by a Governmental Authority before the Closing Date with respect to any Tax Return of Company Group Members filed before the Closing Date. No written claim has ever been received by a Company Group Member before the Closing Date from any Governmental Authority in a jurisdiction where such Company Group Member does not file Tax Returns that it is or may be subject to Tax by that jurisdiction. No Tax audit of a Company Group Member by any Governmental Authority is currently pending or has been threatened in writing before the Closing Date. No Company Group Member has received a written notice of any proposed Tax audit, or of any Tax deficiency or adjustment before the Closing Date.
(d) No reporting position has been taken on any Tax Return that was filed before the Closing Date on behalf of a Company Group Member for a taxable period for which the statute of limitations for the assessment of Taxes with respect thereto has not expired that is the same as any Tax Return reporting position that a Governmental Authority has successfully and finally challenged before the Closing Date in the course of an examination of a Tax Return of such Company Group Member. No Company Group Member has participated in a “listed transaction,” as such term is defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b)(2), before the Closing.
(e) No Company Group Member is a party to or bound by any Tax sharing agreement entered into before the Closing Date or any Tax indemnity agreement, obligation or similar Contract or practice with respect to Taxes (including any agreement relating to Taxes with any Governmental Authority) entered into before the Closing Date.
(f) No Company Group Member has been a member of an affiliated group within the meaning of Section 1504(a) of the Code before the Closing Date other than the affiliated group comprised of the Company Group Members. No Company Group Member has any Liability for Taxes of any other Person (other than the particular Company itself) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state or local Law) that arose before the Closing Date other than as a member of the affiliated group comprised of the Company Group members, as a transferee or successor, by Contract or otherwise.
(g) There are no Liens relating to Tax upon any properties or assets of any of Company Group Members immediately prior to the Closing (other than Liens relating to Taxes that are not yet due and payable or being contested in good faith and for which adequate reserves have been recorded in line items on the Financial Statements).

(h) No extensions or waivers of statutes of limitations currently in effect have been given or requested with respect to any Taxes of Company Group Members.
(i) The amount of Company Group Members’ Liabilities for unpaid Taxes for all periods ending on or before the date of this Agreement, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of Company Group Members’ Liabilities for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of each Company Group Member.
(j) Section 5.17(j) of the Disclosure Schedules sets forth for each Company Group Member: (i) those taxable years for which examinations by the Tax Authorities have been completed; and (ii) those taxable years for which examinations by Tax Authorities are presently being conducted.
(k) Since January 1, 2016, no deficiencies or assessments have bene made against any Company Group Member as a result of any examinations by any Tax Authority.
(l) No Company Group Member is a party to any Action by any Tax Authority. There are no pending or, to Company’s Knowledge, threatened in writing, Actions by any Tax Authority against either Company.
(m) Company Group Members have delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, Company Group Members for all Tax periods beginning in, and since, Tax year 2016.
(n) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Tax Authority with respect to either Company.
(o) No Company Group Member will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of: (i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Law), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date; (ii) an installment sale or open transaction occurring prior to the Closing; (iii) a prepaid amount received on or before the Closing Date; (iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law; or (v) any election under Section 108(i) of the Code.
(p) No Company Group Member is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. No Company Group Member is or has been a United

States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.
(q) No Company Group Member is, nor has it been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(r) Before the Closing Date, no Company Group Member currently has, or has ever had, a permanent establishment (as defined by applicable tax treaty) or other taxable presence in any foreign country.
(s) No Company Group Member has been the “distributing company” (within the meaning of Section 355(a)(1) of the Code) or the “controlled corporation” (within the meaning of Section 355(a)(1) of the Code) (i) within the two (2)-year period ending as of the Closing Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.
5.18 Environmental Matters. Each Company Group Member is currently in compliance in all material respects with all Environmental Laws, except for any such non-compliance that would not, individually or in the aggregate, be material to the Company Group Members, taken as a whole. To Company’s Knowledge, there have been no actions, activities, circumstances, conditions, events or incidents that could form the basis of any material Environmental Claim against any Company Group Member.
5.19 Affiliate Transactions. Except as set forth on Section 5.19 of the Disclosure Schedules, no Company Group Member has been a party to any material business arrangement or relationship with any Securityholder that owns more than 5% of the Company Capital Stock on an as-converted basis or any officer or director of the Company (an “Affiliated Person”) within the past twelve (12) months (other than pursuant to any employment-related arrangements entered into in the ordinary course of business), and no Affiliated Person owns any asset, tangible or intangible, that is used by any Company Group Member. To the Knowledge of the Company, no Affiliated Person owns, or in the last twelve (12) months has owned, of record or as a beneficial owner, any material financial or material profit interest in any Person that has had material business dealings or a material financial interest in any transaction with any Company Group Member. Since December 31, 2018, no cash distribution has been made by a Company Group Member to any Securityholder.
5.20 Insurance. Section 5.20 of the Disclosure Schedules sets forth a true and complete list of each insurance policy currently utilized and/or maintained by any of Company Group Members with respect to its properties, assets and Business. All of such insurance policies are in full force and effect with respect to the Company Group Members. During the last twelve (12) months, no Company Group Member has received (a) written notice of cancellation or notice of failure to renew of any such insurance policy or refusal of coverage thereunder, (b) written notice that any issuer of such policy has filed for protection under applicable bankruptcy Laws or is otherwise in the process of liquidating or has been liquidated, (c) written notice of any material adjustment in the amount of the premiums payable with respect to any such insurance policy, or (d) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. All premiums payable with respect to such policies that are due and payable have been paid, and Company Group Members have timely filed all claims under such insurance policies. Except as set forth on Section 5.20 of the Disclosure Schedules, there is no pending claim under any such insurance policy.
5.21 Customer Arrangements.
(a) Agreements with Customers.
(i) Company Group Members have provided Buyer with true and correct copies of their form Customer Agreements.
(ii) With respect to the Customers, whether as a result of the Contemplated Transactions or otherwise, none of the Customer Agreements obligate or will obligate any Company Group Member (by the terms of any of such Contracts) to (A) acquire or assume any asset or Liability, (B) offer a right of first refusal or similar preferential right in favor of such Customer or any Referral Source or (C) pay ongoing residuals, commissions or fees to any third party.
(b) Ownership of Customer Agreements. No transfer, assignment or other fee will be due by any Company Group Member to any Customer or Processor in connection with the Contemplated Transactions.
(c) Material Customers. Section 5.21(c) of the Disclosure Schedules provides a list of each Customer that on an annual basis for calendar year 2016, 2017 or 2018 was among the top twenty (20) Merchant Customers of each Company Group Member in revenue (to such Company Group Member) and among the top ten (10) ISV Customers of each Company Group Member in revenue (a “Material Customer”). To Company’s Knowledge, there is no existing dispute between any Company Group Member and a Material Customer known to the Company, and during the last twelve (12) months the Company has not received any written notice that any Material Customer intends to terminate its Customer Agreement or materially reduce its annual credit/debit card volume whether as a result of the consummation of the Contemplated Transactions or otherwise. There are no Material Customers that receive services from any Company Group Member, or in respect of whom any Company Group Member receives payments, that are not a party to a written Customer Agreement.
(d) Customer Reserves. Except as set forth on Section 5.21(d) of the Disclosure Schedules, there are no Merchant Customer reserves, held funds or Merchant Customer liability accounts. Section 5.21(d) of the Disclosure Schedules sets forth the Merchant Customer losses experienced from Chargebacks, fines or fees for the six (6) months period prior to the Closing Date. Each Company Group Member has handled and processed all Chargebacks in the ordinary course consistent with the Rules.

(e) Settlement Reports. The most recent residual/settlement report (the “Settlement Report”) issued by each Processor was provided by Company Group Members to Buyer in diligence. Since the date of each Settlement Report, there has not been any material adverse change in the value of the Customer Agreements with Merchant Customers taken as a whole.
(f) BIN/ICA. Except as set forth on Section 5.21(f) of the Disclosure Schedules, Customer transactions are processed on the Bank Identification Number (for Visa transactions) and Interbank Card Association Number (for Mastercard transactions) set forth on Section 5.21(f) of the Disclosure Schedules, and no merchants other than the Customers are processed on such Bank Identification Number or Interbank Card Association Number.
(g) Customer Status. To Company’s Knowledge, none of the Customers, within the past three (3) years:
(i) are “Payment Facilitators” as such term is defined in the Rules;
(ii) participates in or is required to participate in any “Risk Monitoring Service,” “Excessive Chargeback Monitoring,” or similar programs or “Chargeback Monitored Customers” as defined in the Rules;
(iii) has been fined by (or has fines pending from) any Payment Network, or
(iv) has been placed on the “MATCH” (Customer Alert to Control High-Risk) File, “CTMF” (Combined Terminated Customer File) or any similar list or database.
(h) Customer Underwriting Guidelines. Company Group Members have provided to Buyer a copy of each Company Group Member’s merchant underwriting guidelines. To Company’s actual knowledge, without any duty or obligation of reasonable inquiry of any person for purposes of this sentence, each of the Customers is in compliance in all material respects with Laws applicable to the Business and each Company Group Member’s merchant underwriting guidelines. In the three (3) years prior to the Closing Date, no Company Group Member has received any subpoena or other written inquiry from any Governmental Authority regarding any Customer.
5.22 Privacy.
(a) Each Company Group Member is, and has been during the last three (3) years, in compliance in all material respects with: (i) all applicable Privacy Laws, (ii) all of such Company Group Member’s publicly available policies regarding privacy, and (iii) all written contractual commitments that such Company Group Member has entered into with respect to Personal Information.

(b) Each Company Group Member has commercially reasonable safeguards in place designed to protect any Personal Information in its possession or control from unauthorized access, including by its employees, contractors and consultants.
(c) To the Knowledge of Company, no Company Group Member has made any illegal or unauthorized use of Personal Information during the last three (3) years.
(d) During the last three (3) years, no Company Group Member has received any written notice of any claims against a Company Group Member or been charged with the violation of any Privacy Laws by a Governmental Authority. To Company’s Knowledge, no Company Group Member is currently under investigation by a Governmental Authority with respect to any violation of any Privacy Laws.
5.23 Referral Sources.
(a) Referral Source Agreements; List. Section 5.23(a) of the Disclosure Schedules sets forth (i) a list of each Referral Source that on an annual basis for each calendar year ending December 31, 2016, 2017 or 2018 received payments from a Company Group Member in excess of $20,000 per year (a “Material Referral Source”); (ii) a complete list of each Referral Source Agreement with each such Material Referral Source; (iii) the size of the payments made from each Company Group Member to each Material Referral Source; and (iv) the aggregate volume of payments made by Customers of each Material Referral Source. There are no Material Referral Sources that are not a party to a written Referral Source Agreement. Company Group Members have provided Buyer with true and correct copies of their form Referral Source Agreements.
(b) Disputes. Except for as described on Section 5.23(b) of the Disclosure Schedules, there is no existing dispute between any Company Group Member and any Referral Source known to the Company, and during the last twelve (12) months the Company has not received any written notice that any Referral Source intends to terminate its agreement with any Company Group Member or materially reduce its referral volume as a result of the consummation of the Contemplated Transactions or otherwise.
(c) Referral Source Compliance with Rules. To Company’s actual knowledge, without any duty or obligation of reasonable inquiry of any person for purposes of this sentence, each of the Referral Sources is compliant with the Rules.
5.24 Data Security.
(a) To Company’s Knowledge, within the past two (2) years, the Company Group Members have not experienced a breach or unauthorized use or disclosure of Personal Information to the extent such incident triggers a notice requirement to affected individuals under Privacy Laws (a “Data Breach”). In the past two (2) years, no third-party network penetration test, audit or review of any Company Group Member’s external and internal information technology network has identified any material risks relating to the security of any Company Group Member’s network that have not been remediated.

(b) Each third-party vendor of any component included in any Company Product that stores, transmits or processes “cardholder data” or “sensitive authentication data” (as such terms are defined in the in the Payment Card Industry Data Security Standards (“PCI-DSS”)) (a “Third-Party PCI-DSS Component”), including any “white label” payment gateway component, is currently in compliance with the PCI-DSS and is a PCI Level 1 validated service provider. Each Third-Party PCI-DSS Component that is required to be validated under the Payment Application Data Security Standards is so validated.
(c) Each Company Group Member is a PCI Level 2 validated service provider and, to the Company’s Knowledge, is currently in compliance with the PCI-DSS.
(d) Each Company Group Member is in compliance in all material respects with: (i) all of such Company Group Member’s written policies regarding data security and (ii) all written contractual commitments of such Company Group Member with respect to data security.
(e) To the Knowledge of Company, all Company Products that are required to be validated under the Payment Application Data Security Standards are so validated.
5.25 Cryptocurrencies. No Company Group Member (a) owns any Bitcoin, Ether or other cryptocurrencies (“Cryptocurrencies”), (b) processes Cryptocurrencies on behalf of any Customers or (c) is a party to any Contracts with any processor, exchange or wallet of or for Cryptocurrencies.
5.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), none of Representative, Company or any other Person (including any Securityholder or their respective Affiliates or representatives) has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Representative or Company, of any nature whatsoever relating to the Company Group Members or the Business, or otherwise in connection with the Contemplated Transactions.
ARTICLE VI – REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer represents and warrants to Company as of the Closing Date and the Effective Time, as follows:
6.1 Status. Each of Buyer and Merger Sub (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as now and heretofore conducted and to own, operate and lease its properties and (c) is duly qualified or licensed to transact business in and is in good standing under the Laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to be material to Buyer.

6.2 Authorization. Each of Buyer, Merger Sub and Guarantor has full limited liability company or corporate, as applicable, power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents to which Buyer, Merger Sub and Guarantor are a party, by Buyer, Merger Sub and Guarantor, their respective performance of their obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of Buyer, Merger Sub and Guarantor. No other limited liability company, corporate or legal Actions on the part of Buyer, Merger Sub or Guarantor, as applicable, are necessary to approve or authorize the execution and delivery of this Agreement or the Transaction Documents and the consummation of the Contemplated Transactions. The Transaction Documents have been duly executed and delivered by Buyer, Merger Sub and Guarantor and, assuming due authorization, execution and delivery of the Transaction Documents by Representative and Company, each Transaction Document is the valid and legally binding obligation of Buyer, Merger Sub and Guarantor, enforceable in accordance with its terms, except as such enforceability may be limited by the Enforceability Limitations.
6.3 No Conflict. Buyer’s, Merger Sub’s and Guarantor’s negotiation, execution, delivery and performance of the Transaction Documents, consummation of the Contemplated Transactions and compliance with any of the provisions thereof will not (a) violate any Law to which Buyer, Merger Sub or Guarantor may be subject, (b) conflict with or result in a breach of any provision of the limited liability company operating agreement of Buyer or corporate governing documents of Merger Sub or Guarantor, (c) require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any Governmental Authority that is required by Law or the regulations of any Governmental Authority, (d) violate any Order of any Governmental Authority to which Buyer, Merger Sub or Guarantor may be subject, or (e) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Buyer, Merger Sub or Guarantor or result in being declared void, voidable, without further binding effect, or subject to amendment or modification any of the terms, conditions or provisions of, any contract, license, franchise, permit, or other material instrument or commitment or obligation to which Buyer, Merger Sub or Guarantor may be bound or affected.
6.4 Buyer and Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the Contemplated Transactions. All of the capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Contemplated Transactions, Buyer and Merger Sub have not incurred any liabilities, and have not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

6.5 Sufficient Funds. Buyer has immediately available funds sufficient to make the payments contemplated hereunder to be made at the Closing, and to pay all fees and expenses incurred by Buyer prior the Closing related to the Contemplated Transactions which remain unpaid as of the Closing. Buyer (or Guarantor) will have immediately available funds sufficient to make any other payments contemplated under Article III to be made following the Closing in accordance with the terms thereof.
6.6 Brokers and Finders. None of Buyer, Merger Sub nor their respective agents has engaged any finder or broker or incurred any obligation or Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions in connection with this Agreement and the Contemplated Transactions.
6.7 Legal Actions; Orders. There is no (a) Action pending or, to the knowledge of Buyer, threatened in writing by or against Buyer, Merger Sub or any of their Affiliates of any of their respective properties, rights or assets or (b) Order outstanding to which Buyer Merger Sub or any of their Affiliates or any of their respective properties, rights or assets is subject that, in any such case, would (i) not reasonably be expected to be material to Buyer or Merger Sub, (ii) would give a third party the right to enjoin or rescind the Contemplated Transactions or otherwise prevent Buyer, Merger Sub or any of their Affiliates from complying with the terms and provisions of this Agreement, or (iii) would prevent, hinder, modify, delay or challenge the Contemplated Transactions.
6.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article VI, none of Buyer, Merger Sub or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, Merger Sub or any other Person.
6.9 Investigation. Buyer acknowledges and agrees that (a) the only representations and warranties made by any Company Group Member, the Securityholders or their respective representatives in connection with the transactions contemplated hereby are the representations and warranties made in Article V (as modified by the Disclosure Schedules) (the “Article V Representations”), (b) other than the Article V Representations, none of the Company Group Members, any Securityholders, or their respective representatives has made or makes, or shall be deemed to have made, any representation or warranty, written or oral, express or implied, at law or in equity in connection with the transactions contemplated hereby, including in connection with any due diligence materials, Data Room materials or any presentation or communications by management of Company or others in connection with the Contemplated Transactions, except for the Article V Representations (c) Buyer will have no right or remedy arising out of, and expressly disclaims reliance on, any information made or supplied by or on behalf of any Company Group Member or any Securityholder or their respective representatives in connection with Contemplated Transactions, including due diligence materials, Data Room materials or any communications or presentations by management of Company or others in connection with the Contemplated Transactions, except for the Article V Representations, and (d)  any claims Buyer may have for breach of representation or warranty in connection with the Contemplated

Transactions shall be based solely on the representations and warranties set forth in Article V (as modified by the Disclosure Schedules).
ARTICLE VII – COVENANTS
7.1 Tax Matters.
(a) Transactional Taxes. All transfer, documentary, sales, use, stamp, registration, value added and similar Taxes and fees (including any penalties and interest) incurred in connection with Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid (i) 50% by Buyer, and (ii) 50% will be an indemnifiable matter in accordance with Section 9.2(f) hereof. Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees (and Representative shall cooperate with respect thereto as necessary).
(b) Tax Returns.
(i) Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by a Company Group Member after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice of the respective taxpayer (unless otherwise required by Law) and, if it is an income or other material Tax Return, shall be submitted by Buyer to Representative (together with schedules, statements and, to the extent requested by Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within twenty (20) days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Representative are unable to reach such agreement within twenty (20) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Representative. The preparation and filing of any Tax Return of a Company Group Member that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer. Upon any final determination that any such Taxes are payable in accordance with the terms set forth herein, Buyer shall be entitled to indemnification under Section 9.2(f) for (i) Taxes due with respect to any such Tax Return that relate to Pre-Closing Tax Periods and (ii) Taxes due with respect to any such Tax Return that relate to Straddle Periods that are attributable under Section 7.1(c) to the portion of such Straddle Period ending on the Closing Date, but only to the extent such Taxes due were not taken into account as liabilities in computing the Net Working Capital.

(c) Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as attributable to the applicable Pre-Closing Tax Period for purposes of this Agreement shall be:
(i) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(d) Contests. Buyer agrees to give written notice to Representative of the receipt of any written notice by a Company Group Member, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action involving Taxes, in respect of which an indemnity may be sought by Buyer pursuant to this Agreement (a “Tax Claim”). Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Representative (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Representative.
(e) Cooperation and Exchange of Information. Representative, Company Group Members and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Section 7.1 or in connection with any audit or other Action in respect of Taxes of a Company Group Member. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Representative, Company Group Members and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Company Group Member for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of a Company Group Member for any taxable period beginning before the Closing Date, Representative, Company Group Members or Buyer (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

(f) Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Section 7.1 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.
(g) Buyer Tax Covenants.
(i) Buyer shall not take any action on or after the Closing Date that is outside the ordinary course of business if such action would result in a Tax liability of a Company Group Member for any Pre-Closing Tax Period or any Indemnified Taxes (other than any such action required by applicable Law or by this Agreement or taken pursuant to a legally binding commitment entered into by a Company Group Member prior to the Closing).
(ii) Buyer covenants that without the prior written consent of Representative, such consent not to be unreasonably withheld, conditioned or delayed, it shall not, and shall not cause or permit any Company Group Member to, make an election under Code § 338, or file any amended Tax Return with respect to any Pre-Closing Tax Period if such filing would have the effect of increasing the Tax liability of the Company Group Members or the Securityholders for such Pre-Closing Tax Period.
(iii) After the Closing Date, Buyer shall not, without the written consent of Representative, such consent not to be unreasonably withheld, conditioned or delayed, agree to the waiver or any extension of the statute of limitations relating to any Taxes of any Company Group Member for any Pre-Closing Tax Period.
(iv) Any Tax refund received by Buyer (or any of its Affiliates) that relates to a Pre-Closing Tax Period of any Company Group Member shall be for the account of the Securityholders (net of any Tax and other costs imposed or to be imposed as a result of the receipt of such Tax refunds), except to the extent such refund resulted from the carry back of a net operating loss or other Tax attribute that was economically generated after the Closing Date. Buyer shall pay or cause to be paid any such refund to the Exchange Agent, for the account of the Securityholders, within fifteen (15) days after receipt thereof.
7.2 Post-Closing Financial Audit Cooperation. After the Closing for a period of eighteen (18) months, Representative covenants and agrees to use its commercially reasonable efforts to respond to requests for information from Buyer and its accountants, independent auditors and other representatives regarding the financial records of the Company to the extent such information is in the possession of Representative is reasonably necessary in the preparation of audited financial statements of Buyer.
7.3 Post-Closing Access to Information.
(a) Representative and Buyer acknowledge that subsequent to Closing each Party may need access to information or documents in the control or possession of the other Party for the purposes of Tax or other audits, compliance with Laws and governmental requirements, and the prosecution or defense of third-party claims, settlements, disputes or investigations. Accordingly, Representative and Buyer agree that until the seventh year anniversary of the Closing Date or such longer period required by Law, to the extent permitted by Law, each will make reasonably available to the other’s agents, independent auditors and/or governmental agencies upon written request and at the expense of the requesting Party such documents and information as may be available for periods prior and subsequent to Closing to the extent necessary to facilitate audits, compliance with Laws and governmental requirements and regulations and the prosecution or defense of third-party claims.
(b) Buyer shall cause to be provided any information or documents reasonably requested by Representative in connection with Tax or other disputes, settlements, investigations, Actions or other matters in respect of any period ending at or prior to the Closing. The Party requesting documents or information pursuant to this Section 7.3 shall pay all fees and expenses paid to unaffiliated third parties by the Party providing such documents or information in connection with providing such information or document.
(c) Notwithstanding anything contained herein to the contrary, no Party shall be required to provide any information under this Section 7.3 in connection with any claims or disputes under this Agreement or any other agreement among the Parties or in connection with the Contemplated Transactions. Any Party may condition providing any information pursuant to this Section 7.3 on the execution of a confidentiality agreement in such form as reasonably acceptable to such Party.
7.4 Further Assurances. From and after the date of this Agreement, upon the request of any Party, the other Parties shall furnish such further information, execute and deliver such schedules, instruments, documents or other writings and take such actions as may be reasonably necessary or desirable to confirm and carry out and to fully effectuate the intent and purposes of this Agreement.
7.5 Directors and Officers Indemnification.
(a) Buyer and Merger Sub agree that all rights to indemnification and all limitations on liability existing in favor of current or former directors, officers and employees of the Company Group Members (the “D&O Indemnified Persons”) as provided in the Certificate of Incorporation and Bylaws of each Company Group Member, and any indemnification agreement of the Company Group Members with any D&O Indemnified Persons (such constituent documents and indemnification agreements, collectively, the “Indemnification Documents”), as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Time shall either survive the Merger (with respect to any indemnification agreements not set forth in constituent documents) or be restated in the constituent documents of the Surviving Corporation, and shall continue in full force and effect, and shall be honored by Buyer (as if it was the Indemnifying Party (as defined herein) thereunder) and the Surviving Corporation following the Closing for a period of six (6) years without any amendment thereto; provided, however, that, for purposes of clarification, if any D&O Indemnified Person is an individual who is an Indemnifying Holder (that is, Paul Christians and Scott Scherr) and pays his several portion of any indemnification claim payable to the Buyer Indemnified Parties under clause (2) of Section 9.2(a) (any such payment made by any such D&O Indemnified Person, a “D&O Indemnifying Holder Payment”), then any such D&O Indemnified Person shall not be entitled to recover indemnification under the Indemnification Documents in respect of the D&O Indemnifying Holder Payment previously paid by such D&O Indemnified Person.
(b) At the Closing, Company shall obtain a “tail” policy (the “D&O Insurance”) with respect to the current policies of directors’ and officers’ liability insurance (the “D&O Policies”) maintained by Company (the costs of which will be borne 50% by Buyer and 50% by Company) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time. Such D&O Insurance shall (i) have a claim period of at least six (6) years following the Closing Date, (ii) insure each Person covered by the D&O Policies for acts and omissions occurring on or before the Closing Date and (iii) contain terms and conditions which are no less advantageous to the beneficiaries thereof as the D&O Policies. Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing Date) is made against any Person covered by the D&O Insurance on or before the sixth (6th) anniversary of the Closing Date, the provisions of this Section 7.5(b) shall continue in effect until the final disposition or resolution of such claim.
(c) The obligations of Buyer and Surviving Corporation under this Section 7.5 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Person to whom this Section 7.5 applies without the consent of such affected D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons to whom this Section 7.5 applies shall be third-party beneficiaries of this Section 7.5, each of whom may enforce the provisions of this Section 7.5).
7.6 Representations and Warranties Policy. Buyer shall cause the Representations and Warranties Policy to be issued, in substantially the form attached hereto as Exhibit F, promptly following the Closing and, upon the issuance of the Representations and Warranties Policy by the R&W Carrier and receipt of a final binder evidencing such issuance by Buyer, Buyer shall promptly deliver to Representative a true and complete copy of the Representations and Warranties Policy as issued.
7.7 Employee Matters.
(a) For purposes of eligibility, benefit accrual and vesting under the Benefit Plans of Buyer or its Affiliates (including the Surviving Corporation) providing benefits to employees of the Company Group Members following the Closing, Buyer shall credit each such employee with his or her years of service with the Company Group Member, to the same extent as such employee was entitled to credit for such service under any similar Benefit Plans immediately prior to the Closing. Buyer shall use commercially reasonable efforts to cause the Benefit Plans of Guarantor that are welfare benefit plans, in the plan year in which the Closing occurs, to (i) not deny such employees coverage on the basis of pre-existing conditions, (ii) waive all exclusions and waiting periods with respect to participation and coverage that were met pre-Closing, and (iii) credit such employees for any deductibles and out-of-picket expenses paid (including prior to the Closing) under the comparable Benefit Plan in the year of initial participation.

(b) From and after Closing for a period of six (6) months, Buyer shall pay, or cause the Surviving Corporation to pay, in accordance with regularly scheduled payroll practices, and subject to applicable tax withholding, to the employees of the Company Group Members as set forth on Annex B the Employee Payments in such amounts and at such times as set forth on such Annex. Buyer may condition the receipt of Employee Payments upon the execution by the applicable employee of a release agreement, in the form mutually agreed upon by Buyer and the Company prior to the Closing. Any Company Group Member that makes any Employee Payment shall be entitled to reimbursement from the Employee Payments Escrow Fund. Within five (5) Business Days of Representative’s receipt of documentation supporting a Company Group Member’s payment of any Employee Payment, Representative shall direct Escrow Agent to release such reimbursable amount out of the Employee Payments Escrow Fund. Any funds remaining in the Employee Payments Escrow Fund at the end of the period described in the first sentence of this Section 7.7(b) shall be released by Escrow Agent to the Exchange Agent and paid in accordance with the Distribution Schedule.
(c) Effective as of the Closing Date with respect to the commencement of vesting, Guarantor shall cause i3V to, and i3V shall, grant and award a total of 150,000 i3V Options to the employees of the Company Group Members set forth on Annex B, which i3V Options will be evidenced by i3V’s standard stock option agreement to be delivered directly by Buyer or i3V to such employees no later than thirty (30) days following the Closing in connection with the post-Closing employment onboarding process.
ARTICLE VIII – CONDITIONS TO CLOSING AND TERMINATION
8.1 Conditions to Obligations of Buyer and Merger Sub. The obligations of Buyer and Merger Sub to consummate the Contemplated Transactions shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the actions of the Company and the delivery of each of the Closing deliverables set forth in Section 2.10.
8.2 Conditions to Obligations of Company. The obligations of Company to consummate the Contemplated Transactions shall be subject to the fulfillment or Company’s waiver, at or prior to the Closing, of each of the actions of Buyer and the delivery of each of the Closing deliverables set forth in Section 2.11.
8.3 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) by mutual written consent of Company and Buyer;
(b) by either Company or Buyer, if the Merger shall not have been consummated on or before the close of business on May 31, 2019 (the “Outside Date”); provided that the termination right under this Section 8.3(b) shall not be available to any party whose material breach of this Agreement has been the primary cause of, or resulted in, the failure of the Merger to have been consummated on or before the Outside Date.
8.4 Effect of Termination. In the event of a termination of this Agreement in accordance with Section 8.3, this Agreement shall become void and there shall be no liability on the part of any party hereto except that the provisions of Article XII shall survive such termination and nothing herein shall relieve any Party from liability for any willful breach of any provision of this Agreement.
ARTICLE IX – INDEMNIFICATION
9.1 Survival. The representations and warranties made by each Party in this Agreement, shall survive the Closing Date and shall continue in full force and effect for a period of eighteen (18) months thereafter; provided, however, (a) each of the Fundamental Representations, and the indemnification matters specified in clauses (d)-(e), and clauses (g)-(k) of Section 9.2 shall survive until the sixth (6th) anniversary of the Closing Date and (b) each of the Special Representations, and the indemnification matters specified in clause (f) of Section 9.2 below, shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim. The covenants and agreements made by the Parties in this Agreement shall survive until performed in accordance with their terms or for the period stated herein. In each case, the period from the date hereof until the last date on which a representation, warranty, covenant or other obligation survives shall be known as the “Survival Period”. The Parties acknowledge that the Survival Periods set forth herein for the assertion of claims under this Agreement are the results of arms-lengths negotiations among the Parties and that the Parties intend for such time periods to be enforced as agreed by the Parties.
9.2 Indemnification of Buyer Indemnified Parties. Subject to the provisions set forth in this Article IX, from and after the Closing, (1) the Buyer Indemnified Parties shall be entitled to indemnification from the Indemnification Escrow Fund (and, to the extent provided in Section 9.4(i), the Chargeback Escrow Fund) and in connection with the right of set off against the Contingent Consideration in accordance with the terms of Section 9.8 and, (2) solely with respect to Direct Indemnification Matters and subject to the limitations set forth in this Article IX and Annex A, each of the Indemnifying Holders will severally (but not jointly and severally) in proportion to their Indemnifying Percentages as set forth on Annex A, indemnify, defend and hold harmless the Buyer Indemnified Parties for, any and all Damages that Buyer Indemnified Parties incur as a result of (and whether or not in connection with any third-party claim):
(a) the inaccuracy or breach of any representation or warranty made by Company contained in or made pursuant to Article V, including the Disclosure Schedules;
(b) the non-compliance with or failure to perform any agreement or covenant of (i) prior to the Closing, any Company Group Member or (ii) Representative contained in or made pursuant to this Agreement or the Escrow Agreement;
(c) any Liabilities relating to Chargebacks resulting from transactions entered into prior to the Effective Time in accordance with the terms (and subject to the limitations, including Section 2.14(e)) set forth in Section 2.14;
(d) any and all Transaction Expenses and any Transaction Bonuses (except, in any such case, as otherwise taken into account in connection with the calculation of the Closing

Merger Consideration or the Final Adjustment Calculation), or otherwise as a reduction in the amount payable to the equityholders of Company under Section 2.9;
(e) any and all of any Company Group Member’s Indebtedness (except, in any such case, as otherwise taken into account in connection with the calculation of the Closing Merger Consideration or the Final Adjustment Calculation);
(f) any Indemnified Taxes;
(g) any claim by any Securityholder related to the allocation or payment of any of the Merger Consideration, including any claims related to the Distribution Schedule or other action brought by any Securityholder in connection with the Contemplated Transactions;
(h) any dissenting shareholder or appraisal rights of any Stockholder under the DGCL (including any amounts paid to such Stockholders with respect to such demands) (except to the extent, in any such case, any payment by Buyer pursuant to this Section 9.2(h) represents a portion of the Merger Consideration that was required to be paid by Buyer in accordance with Section 2.8 and was not paid by Buyer or the Exchange Agent as the result of the shares of Company Capital Stock held by any such Stockholder being Dissenting Shares);
(i) any payments made by any Company Group Member to any D&O Indemnified Persons in respect of a claim covered by Section 7.5 in excess of the amounts recoverable under the D&O Insurance;
(j) any claim asserted by any Optionholder or Warrantholder related to the Company EIP, the satisfaction of any Company Options or Warrants, or allocation or payment of the portion of the Merger Consideration payable to any Warrantholder under this Agreement; and
(k) the matter set forth on Section 9.2(k) of the Disclosure Schedules (the “Section 9.2(k) Matter”).
9.3 Indemnification by Buyer. Subject to the conditions and provisions set forth this Article IX, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller Indemnified Parties for, any and all Damages that Seller Indemnified Parties incur as a result of (and whether or not in connection with any third-party claim):
(a) the inaccuracy or breach of any representation or warranty contained in or made by Buyer or Merger Sub pursuant to Article VI; and
(b) the non-compliance with or failure to perform any agreement or covenant of Buyer or (following the Closing) the Surviving Corporation contained in or made pursuant to this Agreement or the Escrow Agreement.
9.4 Limitations. Notwithstanding any other provision of this Agreement, the rights of the Parties to be indemnified and held harmless under this Agreement shall be limited as follows:

(a) Any claim for indemnification must be asserted before the expiration of the applicable Survival Period; provided, however, if notice of any claim for indemnification shall have been given within the applicable Survival Period, the provisions that are the subject of the indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.
(b) Other than with respect to claims based on Fraud:
(i) no Party shall have any liability for Damages pursuant to Sections 9.2(a) or 9.3(a), as applicable, until the total of all Damages incurred by the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, under Sections 9.2(a) or 9.3(a), as applicable (other than, in any such case, in connection with breaches of Fundamental Representations and Special Representations) exceeds $200,000, in which event the applicable Indemnifying Party shall only be liable for such Damages in excess of such threshold;
(ii) other than in connection with breaches of Fundamental Representations, Special Representations and Excluded Representations, the aggregate indemnification liability to Buyer Indemnified Parties for Damages pursuant to Section 9.2(a) shall not exceed $200,000;
(iii) in connection with breaches of Excluded Representations, the aggregate indemnification liability to Buyer Indemnified Parties for Damages pursuant to Section 9.2(a) shall not exceed the Excluded Representation Cap; and
(iv) other than in connection with breaches of Fundamental Representations, the liability of Buyer to Seller Indemnified Parties for Damages pursuant to Section 9.3(a) shall not exceed $7,250,000.
(c) For the purposes of calculating Damages to which the Buyer Indemnified Parties are entitled under this Article IX, such Damages shall be reduced by the actual net reduction in the income Taxes of any Buyer Indemnified Parties resulting from the deduction, if any, attributable to any such Damages, in the taxable year such Damages are recognized for income Tax purposes, as calculated on a with and without basis.
(d) Notwithstanding anything contained herein to the contrary, the sole remedy of the Buyer Indemnified Parties for Damages pursuant to Section 9.2(a) (other than in connection with Fraud, breaches of Fundamental Representations, Special Representations or any Excluded Representation) will be to bring a claim against the Indemnification Escrow Fund in accordance with the Escrow Agreement.
(e) In the event of any claims by Buyer with respect to Direct Indemnification Matters pursuant to clause (2) of Section 9.2, subject to Section 9.4(k) and the other limitations set forth herein, each Indemnifying Holder will be responsible for such claims in proportion to the Indemnifying Percentage of such Indemnifying Holder on a several basis (and not a joint and several basis) as set forth on Annex A. In addition, notwithstanding anything contained herein to the contrary, in no event will any Indemnifying Holder (i) in the case of the Sponsor

Securityholders, have indemnification liability with respect to Direct Indemnification Matters pursuant to clause (2) of Section 9.2 in excess of the amounts set forth with respect to each such Sponsor Securityholder on Annex A), and (ii) in the case of any Transaction Bonus Plan Participant, have indemnification liability pursuant to clause (2) of Section 9.2 in excess of the amounts set forth with respect to each such Transaction Bonus Plan Participant as set forth on Annex A. In addition, the aggregate indemnification liability of all Indemnifying Holders with respect to Direct Indemnification Matters pursuant to clause (2) of Section 9.2, plus all amounts paid by the Indemnifying Holders pursuant to Section 3.5, shall not exceed the aggregate amount set forth on Annex A (the “Indemnifying Holder Cap”).
(f) The indemnification liability of Buyer to Seller Indemnified Parties for Damages pursuant to Section 9.3 shall not exceed an amount equal to the Closing Cash Purchase Price.
(g) In determining the amount of Damages in respect of a claim under this Article IX, there shall be deducted an amount equal to the amount of any third-party insurance proceeds actually received (including, in the case of the Buyer Indemnified Parties, proceeds received under the Representations and Warranties Policy) (net of collection expenses, including any fees and expenses of counsel) (the “Net Insurance Proceeds”) by an Indemnified Party making such claim with respect to such Damages. In addition the event any Net Insurance Proceeds are received after an indemnification claim is paid pursuant to this Article IX, then the amount of such recovery shall be applied first, to refund any payments made by the Indemnifying Party which would not have been so paid had such recovery been obtained prior to such payment and, second, any excess to the Indemnified Party. Notwithstanding anything contained herein to the contrary, if any Buyer Indemnified Party may at any time be entitled to recover under the Representations and Warranties Policy in respect of any matter otherwise giving rise to indemnifiable Damages hereunder (whether before or after any indemnification payment has been made hereunder to the Buyer Indemnified Persons), Buyer (a) shall promptly notify Representative and provide such information as Representative may reasonably request relating to such right of recovery and the steps taken or to be taken by Buyer or its Affiliates in connection therewith, (b) shall, and shall cause its Affiliates to, submit such indemnification claim under the Representations and Warranties Policy, up to the R&W Limit Amount, (c) shall keep Representative reasonably informed of the progress of any action taken in respect thereof, and (d) shall not be entitled to bring any indemnification claim hereunder for breaches of Fundamental Representations or other matters which may be indemnifiable under the Representations and Warranties Policy (but excluding, for purposes of clarification, the Excluded Representations) in excess of the R&W Retention Amount until such time that Buyer has (i) submitted such claim under the Representations and Warranties Policy in accordance with the terms of clause (b) above and (ii) either (x) recovered proceeds under the Representations and Warranties Policy or (y) received a written denial of coverage issued by the insurance carrier of the Representations and Warranties Policy. Notwithstanding the foregoing, in no event shall any Buyer Indemnified Party be required to contest any denial of coverage issued by the insurance carrier of the Representations and Warranties Policy. Following the Closing Date, Buyer shall not amend, modify or terminate the Representations and Warranties Policy without the written consent of Representative, and shall not otherwise knowingly take any action adversely affecting coverage under the Representations and Warranties Policy. For avoidance of doubt, Buyer shall not be obligated to reimburse any Net Insurance Proceeds under the Representations and Warranties Policy to the extent Buyer has incurred Damages hereunder that are less than the R&W Retention Amount.
(h) Notwithstanding anything in this Agreement to the contrary, no Indemnified Party shall be entitled to be indemnified under this Article IX for any Damages to the extent such Damages were treated as a Current Liability in determining Net Working Capital.
(i) Notwithstanding anything contained herein to the contrary, the sole remedy of the Buyer Indemnified Parties for Damages pursuant to Section 9.2(c) (Chargebacks) will be to bring a claim against the Chargeback Escrow Fund in accordance with the Escrow Agreement.
(j) Buyer will have no right to make any claim against the Purchase Price Adjustment Escrow Fund, except for any claim made pursuant to Article III. In addition, Buyer will have no right to make any claim against the Chargeback Escrow Fund, except for any claims brought pursuant to Section 9.2(c). In addition, Buyer will have no right to make any claim against the Employee Payments Escrow Fund, except for any claims made pursuant to Section 7.7(b).
(k) Notwithstanding any other provision in this Agreement to the contrary, in the event that Buyer has an indemnification claim under this Article IX (excluding (x) any claim pursuant to Section 9.2(a) (other than in connection with breaches of Fundamental Representations, Special Representations and Excluded Representations), which will be addressed as provided in Section 9.4(d), and (y) any claim under Section 9.2(c), which will be addressed as provided in Section 9.4(i)):
(i) Buyer’s first recourse will be to collect from and against the Indemnification Escrow Fund;
(ii) thereafter, with respect to Direct Indemnification Matters and to the extent that the Indemnification Escrow Fund has been distributed or depleted at the time of such claim, subject to Section 9.4(g) and Section 9.8, Buyer shall have the option (unless required under Section 9.8) to first exercise its right of set-off against any Contingent Consideration subject to and in accordance with the terms of Section 9.8; and
(iii) thereafter, with respect to Direct Indemnification Matters, subject to Section 9.4(g) and Section 9.8, Buyer shall be entitled to recover directly from the Indemnifying Holders pursuant to clause (2) of Section 9.2, subject to the terms and limitations set forth herein, including Annex A.
(l) Notwithstanding anything to the contrary in this Agreement, the Buyer Indemnified Parties will not be indemnified and held harmless for any Taxes (or any other adverse consequences directly related to any such Taxes) of any Person attributable to any tax period that ends after the Closing (other than the portion of a Straddle Period that relates to the

Pre-Closing Tax Period) in connection with the lost benefit of any credit, deduction or loss for Tax purposes which would have been available to reduce or otherwise offset Taxes of any Buyer Indemnified Party (including following the Closing, the Surviving Corporation) on the basis of any breach of the representations and warranties made in Section 5.17.
9.5 Indemnification Procedures.
(a) Whenever any indemnification claim shall arise in favor of a Person entitled to indemnification under this Article IX (the “Indemnified Party”), the Indemnified Party shall notify the Person giving the indemnity (“Indemnifying Party”) in writing as soon as reasonably practicable but at least within thirty (30) days of (i) such Indemnified Party receiving actual knowledge of the facts constituting the basis for such indemnification claim, or, (ii) in the case of a third-party claim, receipt of a written third-party assertion of a claim or liability. Failure to send such written notice shall not release the Indemnifying Party from liability hereunder, unless such failure materially prejudices the Indemnifying Party’s defense of the claims that are the subject of the written notice, which notice given by the Indemnified Party will specify the nature, circumstances and amount of such claim and set forth the Indemnified Party’s calculation of the Damages incurred (and, if possible, expected to be incurred) by the applicable Indemnified Party with respect thereto (in each case, estimated, if necessary, and to the extent feasible), and (in the case of any third-party claim) include copies of all notices and documents (including Court papers) received by the Indemnified Party to date relating to the third-party claim (other than those notices and documents separately addressed to the Indemnifying Party).
(b) The Indemnifying Party shall have the option to assume the defense of any third-party claim and control the defense, settlement and prosecution of any litigation. Each Indemnified Party shall fully and reasonably cooperate with the Indemnifying Party in any such litigation defense, settlement or prosecution. The Indemnified Party shall have the right to reasonably approve defense counsel selected by the Indemnifying Party. The Indemnified Party shall be entitled to participate in the defense of such Action or claim, and employ separate counsel of its choice for such purpose. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action or claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action, provided, that, if there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required to the extent such fees and expenses are otherwise indemnifiable hereunder. Anything in this Section 9.5(b) notwithstanding, the Indemnifying Party shall not, without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, settle or compromise any claim or consent to the entry of any judgment if, pursuant to or as a result of such settlement, compromise or discharge, (i) injunctive or other equitable relief will be imposed against the Indemnified Party or such settlement, compromise or discharge involves any finding or admission of any violation of applicable Law, or (ii) such settlement, compromise, or discharge does not include as an unconditional term thereof a written irrevocable and unconditional release of the Indemnified Party from all liabilities with respect to such matter. All Parties agree to cooperate as reasonably necessary in the defense of such matters, including making available records, information, personnel and testimony, and attending such conferences, discovery proceedings, hearings, trials or appeals relating to such third party claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such third-party claim. Notwithstanding the foregoing, the Representative, on behalf of the Indemnifying Holders, shall, at its election, exclusively control and direct the defense, settlement and prosecution of the Section 9.2(k) Matter through attorneys selected by the Representative, provided that Representative shall keep Buyer reasonably informed of all material developments that arise in connection with such matter.
(c) After the giving of any notice of a claim pursuant to this Section 9.5, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 9.5 shall be determined (i) by the written agreement between Buyer and Representative, (ii) a final award under Section 12.6, or (iii) by a final judgment or decree of any Court of competent jurisdiction (each of the foregoing, collectively, a “Final Determination”). The judgment or decree of a Court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.
(d) For purposes of this Section 9.5, (i) if any Buyer Indemnified Party comprises the Indemnified Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to Representative and (ii) if any Seller Indemnified Party comprises the Indemnified Party, any references to the Indemnifying Party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to Buyer.
9.6 Disregarding Materiality Exceptions. For purposes of (a) calculating the dollar amount of Damages to which an Indemnified Party is entitled under this Article IX or (b) determining whether a breach of any such representation or warranty has occurred, in either case the terms “material,” “materiality,” and other qualifiers, modifiers or limitations shall be disregarded; provided, that the foregoing clause (b) shall not apply to such determinations relating to breaches of Fundamental Representations, Excluded Representations or Special Representations; and provided further, however, that for purposes of determining whether a breach has occurred, the term “Material Adverse Effect” shall be given effect for purposes of Section 5.7, and the phrases “Material Contracts,” “Material Customer,” “Material Referral Source,” and “Material Vendors” will be given effect when used in Article V.
9.7 Indemnification Escrow Procedures. Subject to the limitations set forth in this Agreement, if any Buyer Indemnified Party has a claim for indemnification against the funds available in the Indemnification Escrow Fund (an “Escrow Claim”), Buyer shall, as soon as practicable after it becomes aware of such Escrow Claim but, in any event, within thirty (30) days of such awareness in accordance with Section 9.5(a) and prior to the date that is eighteen (18) months following the Closing Date (the “Escrow Release Date”), notify Representative and the Escrow Agent of such Escrow Claim (an “Escrow Claim Notice”) in accordance with the terms of the Escrow Agreement specifying the nature, circumstances and amount of such Escrow Claim, setting forth Buyer’s calculation of the Damages incurred (and, if possible, expected to be incurred) by the applicable Buyer Indemnified Party with respect thereto (in each case, estimated, if necessary, and to the extent feasible). Subject to the eighteen (18)-month limitation set forth above, the failure by Buyer to promptly deliver an Escrow Claim Notice under this Section 9.7 will not adversely affect the applicable Buyer Indemnified Party’s right to recovery from the Indemnification Escrow Fund except to the extent that any Securityholder is prejudiced thereby.
9.8 Right of Setoff. In the event of a Final Determination that the Buyer Indemnified Parties are entitled to indemnification under this Article IX, Buyer shall have the right to offset any such amount against any Contingent Consideration otherwise due and payable by Buyer, provided, that (i) if, as of the date of such Final Determination, any Contingent Consideration has been finally determined to be due pursuant to Article IV but has not been paid as of such date, then Buyer shall be required to (as opposed to having the option to) first offset any such amount of Damages to which a Buyer Indemnified Party is entitled against any such Contingent Consideration (up to the amount of the Contingent Consideration) otherwise due and payable by Buyer, and (ii) if, any indemnification claim of Buyer remains outstanding at or following such time that a Section 4.2 Statement has been previously delivered under Section 4.2 but no final determination of achievement of a Performance Threshold has been made with respect to such Section 4.2 Statement, then Buyer shall be required to defer the exercise of any remedies pursuant to Section 9.4(k)(iii) until final determination of achievement of a Performance Threshold has been made and if any Contingent Consideration is owed, then Buyer shall be required to offset any Damages in accordance with the preceding clause (i) before exercising any further remedies under Section 9.4(k)(iii). Notwithstanding anything in this Agreement to the contrary, subject to the limitations set forth herein (including Section 9.4(d) but not including Section 9.4(e)), the entire balance of any Contingent Consideration otherwise due and payable by Buyer hereunder shall be subject to the right of setoff described in this Section 9.8 and, for purposes of clarity, the right of setoff against the Contingent Consideration shall not be limited to the Indemnifying Holder Cap. For purposes of this Section 9.8, the total Contingent Consideration available for setoff hereunder shall be calculated without taking into account the amount of Damages to be setoff.
9.9 Exclusive Remedy. The Parties acknowledge and agree that the indemnification and related provisions in this Article IX shall be the sole and exclusive post-Closing remedy for any Damages (including any Damages from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) arising out of or based upon the matters set forth in this Agreement or related to the Contemplated Transactions; provided, however, that no limitation set forth in this Agreement, including the limitations set forth in this Article IX, shall limit (a) any remedy that may be available to Buyer, Representative or any Securityholder or any other Person against the other or against any other party pursuant to any employment or restrictive covenant agreements or other agreements (other than the Escrow Agreement, which is subject to the indemnification provisions set forth herein) entered into at Closing pursuant to the terms thereof,

(b) any remedy that may be available against any other Party on account of Fraud committed by such Party, (c) any Party’s right at any time to seek injunctive or equitable relief in accordance with Section 12.12 hereof, and (d) the rights of the Parties in connection with the dispute resolution processes contemplated by Sections 2.14, Article III, Article IV and 7.1(b), as applicable.
9.10 Adjustment to Merger Consideration. The Parties agree that any indemnification payments made pursuant to this Agreement shall be treated by the Parties as an adjustment to the Merger Consideration for income Tax purposes unless a final determination by a court of competent jurisdiction requires such payment to be treated differently.
9.11 Mitigation, Etc. Notwithstanding anything herein to the contrary, the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall make reasonable efforts to mitigate any Damages in accordance with applicable Law. Upon the payment of any indemnification claim under this Agreement, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any insurer of the Indemnified Party (including under the Representations and Warranties Policy) in respect of the Damages to which such payment relates. The Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the foregoing subrogation rights.
9.12 Guaranty. Subject to the terms and conditions of this Agreement, Guarantor and Buyer will be jointly and severally liable for Buyer’s obligation to pay the Merger Consideration, including, if, and to the extent and when due, of any Final Adjustment Calculation (if positive), Contingent Consideration, and all other payments owing by Buyer under the terms of this Agreement (the “Guaranty”). This Guaranty may be enforced by Representative against Guarantor without the necessity at any time of Representative bringing or prosecuting an action against Guarantor, provided, that, Guarantor shall have, and shall be entitled to assert or exercise, all of the defenses, remedies and other rights available to Buyer under this Agreement or any applicable Law and shall receive copies of all notices required to be delivered to Buyer under the terms of this Agreement at the time so required hereunder, simultaneously with delivery to Buyer.
ARTICLE X – NOTICES
All notices and other communications hereunder shall be in writing and shall be given to the Parties via email (with evidence of receipt), hand delivery, or nationally recognized and reputable overnight delivery service, addressed to the Parties as follows:
Guarantor, Buyer or,
after Closing,
any Company Group
Member:  i3-SDCR, Inc.
c/o i3 Verticals, LLC
            40 Burton Hills Boulevard
        Suite No. 415

        Nashville, Tennessee 37215
Attention: General Counsel

with copies to:  Frost Brown Todd LLC
150 Third Avenue South
Suite No. 1900
Nashville, Tennessee 37201
Attention: Howard W. Herndon
  Courtney Rogers Perrin
  Nathan Harris
Email: HHerndon@FBTlaw.com
CRogersPerrin@FBTlaw.com
  NHarris@FBTlaw.com
Representative or,
prior to Closing,
any Company Group
Member:  3S Advisors, LLC
1954 Epping Road
Gates Mills, Ohio 44040
Attention: Paul Cascio
PHcascio@3sadvisors.com

with copies to:  Bass Berry Sims PLC
150 Third Avenue South
Suite No. 2800
Nashville, Tennessee 37201
Attention: Kevin Douglas
   John Fuller
Taylor Wirth
Email: KDouglas@bassberry.com
  JFuller@bassberry.com
  TWirth@bassberry.com
Each such notice and other communication shall be deemed, for all purposes of this Agreement, to have been given and received (a) if given by email, when the email is transmitted to the Party’s email address specified above and confirmation of complete receipt is received by the transmitting Party during normal business hours on any Business Day or on the next Business Day if not confirmed during normal business hours; (b) if by hand, when delivered; or (c) if given by nationally recognized and reputable overnight delivery service, the Business Day on which the records of such delivery service show that such notice was delivered to the Party. Any Party from time to time may change its address for the purpose of receipt of notices to that Party by giving a similar notice specifying a new address or facsimile number to the other notice Parties listed above in accordance with the provisions of this Article X.

ARTICLE XI  – PROVISIONS CONCERNING REPRESENTATIVE
11.1 By approving this Agreement and the Contemplated Transactions or by executing and delivering a Letter of Transmittal, each Securityholder shall have irrevocably authorized and appointed Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the Transaction Documents (including the Escrow Agreement) and to take any and all actions and make any decisions required or permitted to be taken by Representative pursuant to this Agreement or any other Transaction Documents, including the exercise of the power to:
(a) give and receive notices and communications;
(b) authorize delivery to Buyer of cash from the Purchase Price Adjustment Escrow Fund (or, if necessary, the Indemnification Escrow Fund) in satisfaction of any amounts owed to Buyer pursuant to Article III, or from the Indemnification Escrow Fund in satisfaction of claims for indemnification made by Buyer pursuant to Article IX;
(c) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Article III or IV;
(d) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Buyer pursuant to Article IX;
(e) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article IX;
(f) to make, on behalf of the Securityholders, out of the Representative Expense Fund, any payments required to be made by the Securityholders or the Indemnifying Holders under this Agreement;
(g) execute and deliver all documents necessary or desirable in relation to the authority of Representative as set forth in this Agreement (including the Escrow Agreement);
(h) make all elections or decisions contemplated by this Agreement and any Transaction Document (including the Escrow Agreement);
(i) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Representative in complying with its duties and obligations; and
(j) take all actions necessary or appropriate in the good faith judgment of Representative for the accomplishment of the foregoing.
11.2 Buyer shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Securityholder by Representative, and on any other action taken or purported to be taken on behalf of any Securityholder by Representative, as being fully binding upon such Person. Except as otherwise required by applicable Law, notices or communications to or from Representative shall constitute notice to or from each of the Securityholders. Any decision or action by Representative hereunder, including any agreement between Representative and Buyer relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Securityholders and shall be final, binding and conclusive upon each such Person. No Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section 11.2, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Securityholder, or by operation of Law, whether by death or other event.
11.3 Representative shall have the right to resign from its position as representative hereunder at any time; provided that, prior to such resignation, Representative shall appoint a successor representative under this Agreement who is acceptable to Stockholders who hold a majority of the outstanding Company Capital Stock prior to the Effective Time, which successor shall execute and deliver to Buyer an instrument acknowledging and accepting such appointment, whereupon such successor shall become Representative for all purposes hereunder. In the event that Representative shall fail for any reason to appoint a successor, or fail to perform its duties at any time, a successor shall be appointed by Stockholders who hold a majority of the outstanding Company Capital Stock prior to the Effective Time. Any successor appointed in accordance with the preceding sentence shall execute and deliver to Buyer an instrument acknowledging and accepting such appointment, whereupon such successor shall become Representative for all purposes under this Agreement.
11.4 Representative will receive $100,000 (the “Representative Fee”) for services as Representative, which will be paid in full at Closing as a Transaction Expense. At the Closing, Buyer shall cause an amount equal to the sum of (i) $256,616.24 to be deposited with Representative in a segregated account designated by Representative (the “Representative Expense Fund”) in accordance with Section 2.9(c). In addition to the Representative Fee, the Representative Expense Fund shall be used by Representative as shall be necessary to pay the expenses incurred by Representative in connection with the performance of its duties under this Agreement and the Transaction Documents, including, but not limited to, professional fees and expenses of any attorney, accountant or other advisors retained by Representative and other reasonable out-of-pocket expenses incurred by Representative in connection with the performance of Representative’s duties under this Agreement and the Transaction Documents. After giving effect to all such payments, at such time or times as may be determined by Representative, Representative shall distribute part or all of the remaining portion of the Representative Expense Fund to the Exchange Agent, for the benefit of the Securityholders in accordance with the Distribution Schedule.
11.5 Each Indemnifying Holder shall on a several basis (but not joint and several basis) indemnify Representative in proportion to the Indemnifying Percentage of such Indemnifying Holder in accordance with Section 9.4(d) against any loss, liability or expense incurred by Representative while acting pursuant to any provision of this Article XI on behalf of the

Securityholders other than due to Representative’s gross negligence or willful misconduct. In addition, Representative shall have no liability to any Seller Indemnified Party or any Buyer Indemnified Party for any action taken, decision made or instruction given by Representative in connection with this Agreement, except in the case of Representative’s gross negligence or willful misconduct.
11.6 The terms of this Article XI shall be binding upon each Securityholder and the executors, heirs, legal representatives and successor of each Securityholder, and any references in this Agreement to a Securityholder shall mean and include the successors to the Securityholders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
ARTICLE XII – MISCELLANEOUS
12.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay its own costs and expenses incurred in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents, including the fees and expenses of its counsel, accountants, brokers and financial advisors whether or not such transactions are consummated; provided, however, that it is acknowledged and agreed that the fees and expenses associated with the Representations and Warranties Policy (to the extent such fees and expenses do not exceed $300,000) will be included as Transaction Expenses, and the remaining fees and expenses of the Representations and Warranties Policy will be borne by Buyer, (ii) 50% of the expenses associated with the D&O Policy will be borne by Buyer and 50% of the expenses associated with the D&O Policy will be included as Transaction Expenses, (iii) 50% of the expenses payable to Exchange Agent and Escrow Agent with respect to the Escrow Agreement and the Exchange Agent Agreement will be borne by Buyer and 50% of such expenses will be included as Transaction Expenses and (iv) the fees payable to Company’s accountant, LBMC, related to Company financial statement review to the extent conducted solely in connection with the Contemplated Transactions, will be borne by Buyer.
12.2 Public Announcement. No Party shall, prior to or after the Closing, without the approval of Buyer or Representative, as applicable, issue any press release or other public announcement concerning this Agreement or the Contemplated Transactions. Notwithstanding the foregoing, (a) Buyer or its Affiliates may issue a press release or other communication following the Closing Date to announce the Closing, to provide a summary narrative about Company Group Members and the Business, and (b) nothing contained herein will limit any disclosures required or necessary to be made in connection with Guarantor’s compliance with any applicable Law or pursuant to any rules or regulations of the Securities and Exchange Commission or any securities exchange of which the securities of i3V are listed or traded.
12.3 Entire Agreement. This Agreement (together with the Disclosure Schedules and the other Transaction Documents) contains the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersedes all prior oral discussions and written agreements with respect thereto (including any term sheet or similar agreement or document relating to the Contemplated Transactions, including that certain Mutual Confidentiality and Non-Disclosure Agreement, dated as of April 26, 2019, by and between Guarantor and Company and that certain Confidential Term Sheet, dated as of May 1, 2019, by and between Company and Guarantor).
12.4 Amendment and Waiver. This Agreement may be modified, supplemented or amended only by a written instrument duly executed by Buyer and Representative. Any term or condition of this Agreement may be waived at any time by the Party entitled to the benefit thereof (that is, Buyer or Representative, as applicable). Any such waiver must be in writing and must be duly executed by such Party (that is, Buyer or Representative, as applicable). All rights and remedies of the Parties to this Agreement are cumulative and not alternative. Except as otherwise provided herein or in any Transaction Document, no failure or delay by any Party in exercising any right, power or privilege under this Agreement or the other Transaction Documents will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach, provision or requirement on any other occasion.
12.5 Counterparts; Electronic Signatures. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement by facsimile or other electronic imaging technology shall be deemed to be original signatures for all purposes.
12.6 Dispute Resolution.
(a) Agreed Process. Except for (i) claims for injunctive or equitable relief or suit to compel specific performance under this Agreement as described in Section 12.12 (including suits to compel compliance with the dispute resolution process set forth in this Section 12.6), and (ii) the dispute resolution processes set forth in Sections 2.14, 3.4, 4.3 and 7.1(b), as applicable, any dispute arising out of or in connection with this Agreement or its validity shall be finally resolved and settled by arbitration in accordance with this Section 12.6. With respect to any reference to a “party” or “parties” under this Section 12.6, such references shall refer to Buyer, on the one hand, and Representative, on behalf of the Securityholders, on the other hand, as applicable. For purposes of clarity, any disputes between the parties under Article IX (Indemnification) shall be referred to arbitration as described in this Section 12.6.
(b) Arbitration. Any arbitration to be conducted hereunder shall be brought and conducted in Nashville, Tennessee and shall be governed by the Laws described in Section 12.7.
(c) Rules Governing the Conduct of the Arbitration.
(i) Governing Rules. Any dispute that is referred to arbitration under this Section 12.6 shall be finally resolved by binding arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules.

(ii) Arbitration Panel. The arbitration shall be presided over by a panel of three (3) arbitrators.
(iii) Arbitrator Selection Procedure. Within twenty (20) days after the claimant party provides the respondent party with the first notice of a demand for arbitration (the “Demand Notice”), each of Representative and Buyer shall select one (1) impartial person to serve as an arbitrator. The two (2) arbitrators so appointed shall then select the presiding arbitrator within fifteen (15) days after completion of the appointment of the party selections. If the two arbitrators are unable to agree on the presiding arbitrator within such fifteen (15) day period, the AAA shall select the presiding arbitrator. The presiding arbitrator shall have at least fifteen (15) years of commercial litigation and dispute resolution experience either as an attorney, arbitrator, or judge.
(iv) Pre-hearing Information Exchange. Consistent with the expedited nature of arbitration, pre-hearing document exchange shall be limited to the reasonable production of relevant non-privileged documents explicitly referred to by a party for the purpose of supporting relevant facts presented in its case, carried out expeditiously. The parties shall be required to produce, if requested by another party, up to seven (7) witnesses designated by the requesting party for depositions in locations convenient for the witnesses.
(v) Rulings. The arbitrators shall issue a reasoned opinion in making any interim or final arbitration award. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.
(d) Deadlines for Resolving Disputes in Arbitration. Regardless of the amount in controversy, all disputes submitted to arbitration shall be finally decided within nine (9) months following the Demand Notice, unless such time limit is extended by the arbitrators.
(e) Binding Arbitration. Any arbitration award shall bind the parties, and judgment on the final award may be entered in any court described in Section 12.8. The decision of the arbitrators shall be carried out voluntarily and without delay.
(f) Costs and Fees. Each Party shall bear its own costs and expenses and an equal share of the arbitrators’ and administrative fees of arbitration.
12.7 Governing Law; Construction. This Agreement shall be governed by and interpreted, construed and enforced in accordance with the Laws of the State of Delaware applicable to a contract executed and performed in such state, excluding any conflicts of law, rule or principle that would refer the governance, interpretation, construction or enforcement of this Agreement to the Laws of another jurisdiction, and such application of Delaware law shall not be vitiated by any allegations of fraud. In as much as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, the Parties agree that no provisions of this Agreement or any related document shall be construed for or against or interpreted to the advantage or disadvantage of any Party hereto by any court or other Governmental Authority by reason of any Party’s having or being deemed to have structured or drafted such provision, each Party having participated equally in the structuring and drafting hereof.
12.8 Venue; Waiver of Jury Trial. Subject to Section 12.6, and only for purposes of entering a final arbitration award in accordance with Section 12.6(e), pursuing claims for injunctive or equitable relief or suit to compel specific performance under this Agreement as described in Section 12.12 (including suits to compel compliance with the dispute resolution process set forth in Section 12.6), each Party hereto (a) agrees that any claim, Action by such Party seeking any relief whatsoever arising out of, or in connection with, this Agreement or the Contemplated Transactions shall be brought only in any State or Federal courts located in Davidson County, Tennessee, and not in any other State or Federal court in the United States of America or any court in any other country; (b) agrees to submit to the exclusive jurisdiction of such courts for purposes of all legal Actions arising out of, or in connection with, this Agreement or the Contemplated Transactions; (c) waives and agrees not to assert any objection that it may now or hereafter have to the laying of the venue of any such Action brought in such a court or any claim that any such Action brought in such a court has been brought in an inconvenient forum; and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY, FROM WHATEVER SOURCE ARISING, IN CONNECTION WITH ANY LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
12.9 Binding Effect; No Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, including successors by merger or otherwise. Neither this Agreement nor any right hereunder or part hereof may be assigned by any Party hereto without the prior written consent of the other Parties, except that, upon prior written notice to Representative, Buyer may assign this agreement and its rights hereunder to an Affiliate of Buyer or (subject to Article IV, to a person or entity that acquires or otherwise succeeds to the Business (whether by sale of assets, equity, merger, or other business combination transaction)); provided, further, that any such assignment or delegation will not relieve the assigning party from any of its obligations hereunder. The terms and provisions of this Agreement are intended solely for the benefit of Securityholders, Company Group Members, Buyer, Merger Sub, Guarantor and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, except that (a) the provisions of Section 7.5, shall inure to the benefit of, and be enforceable by, the D&O Indemnified Persons, and (b) the provisions of Section 12.15 shall inure to the benefit of, and be enforceable by, the Non-Parties (as defined below).
12.10 Severability; Invalid Provisions. It is the intention of the Parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the Laws and public policies of each state and jurisdiction in which such enforcement is sought, and that the unenforceability (or the modification to conform with such Laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, if any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, (a) such provisions will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms and effect to such illegal, invalid or unenforceable provision as may be possible as may be mutually agreed to by Buyer and Representative (or, in the alternative, should any provision contained in this Agreement be reformed or rewritten by any Governmental Authority, such provision as so reformed shall be fully binding on the Parties as if originally a part hereof).
12.11 Interpretation. In this Agreement, unless the context otherwise requires:
(a) subject to the provisions of Section 12.9, references to any Party to this Agreement shall include references to its respective successors and permitted assigns;
(b) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
(c) the gender of all words herein shall include the masculine, feminine and neuter, and the case of all words herein shall include the singular and plural;
(d) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the Parties from time to time;
(e) the descriptive headings and numbers of the Articles, Sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement;
(f) the word “including” shall mean “including, without limitation”;
(g) all schedules and exhibits referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein, and any item or matter required to be disclosed in a particular section of the Disclosure Schedules shall be deemed to have been disclosed in another section of the Disclosure Schedules to the extent the applicability of such disclosure to such other section of the Disclosure Schedules is reasonably apparent on the face of such disclosure;
(h) any fact or item disclosed in the Disclosure Schedules shall not, by reason of such inclusion, be deemed to be an admission that such fact or item is material or that such fact or item actually constitutes noncompliance with, or a violation of, any Law, License or Contract; and

(i) any document or item will be deemed “delivered”, “provided” or “made available” within the meaning of this Agreement if such document or item (i) is included in the Data Room or (ii) has been actually delivered (including electronically) or provided to Buyer or any of Buyer’s Representatives.
12.12 Specific Performance; Injunctive Relief. Each Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the other Parties pursuant to this Agreement and the Transaction Documents not only by an Action or Actions for Damages, but also by an Action or actions for specific performance, injunctive relief and/or other equitable relief, without posting any bond or other undertaking. The Parties acknowledge and agree that any breach or threatened breach of any post-Closing covenant by any Party will likely result in some irreparable injury.
12.13 Collateral Security. Buyer may, without the written consent of the other Parties, upon prior written notice to Representative, assign its rights under this Agreement and the other Transaction Documents for collateral security purposes to any lender providing financing to Buyer or any of their Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder and thereunder in accordance with the terms set forth herein and therein.
12.14 Transaction Communications. Buyer, for itself and its Affiliates (including, after the Closing, Surviving Corporation), hereby irrevocably and unconditionally acknowledges and agrees that, with respect to all pre-Closing communications between or among the Company Group Members, their respective officers and employees, the Securityholders and/or counsel to the Company Group Members and/or any Securityholders, that relate in any manner to this Agreement or the Contemplated Transactions (the “Transaction Communications”), the expectation of confidence belongs to Representative and will not pass to or be claimed by Buyer or the Surviving Corporation. Neither Buyer nor any of its Affiliates (including, after the Closing, Surviving Corporation) nor any person purporting to act on behalf of or through Buyer or any of its Affiliates, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer or the Company Group Members. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Surviving Corporation and a third party (other than any Party to this Agreement or any Securityholder or Affiliate of any of the foregoing), Buyer and the Surviving Corporation may (unless otherwise determined by Representative) assert the attorney-client privilege to prevent disclosure of any such Transaction Communications to such third party; provided, however, that no Person may waive such privilege without the prior written consent of Representative.
12.15 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal Action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto or who have agreed to be bound by any provisions of this Agreement, such as through a separate support agreement, letter of transmittal or similar document, and then only with respect to the specific obligations set forth herein or therein with respect to such party. Except to the extent a named or joining party to this Agreement as described in the first sentence of this Section 12.15, no past, present or future director, officer, employee, incorporator, manager, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (such Persons, the “Non-Parties”), shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of or by reason of this Agreement.
[Signature Pages Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

BUYER: i3-SDCR, INC. By: /s/ Rick Stanford Name: Rick Stanford Title: President
MERGER SUB: i3 MERGER SUB, INC. By: /s/ Rick Stanford Name: Rick Stanford Title: President
GUARANTOR: i3 VERTICALS, LLC By: /s/ Rick Stanford Name: Rick Stanford Title: President
COMPANY: PACE PAYMENT SYSTEMS, INC. By: /s/ Paul J Christians Name: Paul J Christians Title: CEO

REPRESENTATIVE: 3S ADVISORS, LLC By: /s/ Paul Cascio Name: Paul H Cascio Title: Managing Member

Signature Page to Agreement and Plan of Merger

SCHEDULE 1
DEFINITIONS
As used in this Agreement, the following terms shall have the meanings set forth in this Schedule 1 unless the context clearly otherwise requires.
“AAA” has the meaning set forth in Section 12.6(c)(i).
“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, audit, proceeding, litigation, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Adjustment Calculation” means an amount, which may be positive or negative, equal to the aggregate positive or negative differences between (a) the Net Working Capital Calculation compared to the Estimated Net Working Capital; (b) the Closing Indebtedness compared to Estimated Indebtedness; (c) the Closing Transaction Expenses compared to the Estimated Transaction Expenses and (d) the Closing Cash compared to the Estimated Closing Cash. For purposes of clarity, (i) an excess of a positive Net Working Capital Calculation over the Estimated Net Working Capital would generate a positive adjustment; (ii) an excess of the Closing Indebtedness over the Estimated Indebtedness would generate a negative adjustment; (iii) an excess of the Closing Transaction Expenses over the Estimated Transaction Expenses would generate a negative adjustment and (iv) an excess of the Closing Cash over the Estimated Closing Cash would generate a positive adjustment.
“Adjustment Calculation Disputed Items” has the meaning set forth in Section 3.4.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person, including (a) in the case of any Person who is an individual, his or her current spouse and children (both lineal and adopted), (b) in the case of any trust, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, such trust and each Person that controls, is controlled by or is under common control with such Person, and (c) in the case of an entity, (i) the power to vote a majority of the voting power necessary to elect a majority of the board of managers or directors of such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, by Contract or otherwise.
“Affiliated Person” has the meaning set forth in Section 5.19.
“Aggregate Escrow Amount” means, collectively, the Indemnification Escrow Amount, the Chargeback Escrow Amount, the Purchase Price Adjustment Escrow Amount, and the Employee Payments Escrow Amount.
“Agreement” has the meaning set forth in the Preamble.
Annex B

“Applicable Accounting Practices and Procedures” means GAAP (in effect as of the date hereof), and to the extent consistent with GAAP (in effect as of the date hereof), the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by Company in the preparation of the Audited Financial Statements.
“Article V Representations” has the meaning set forth in Section 6.9.
“Assignment Agreements” has the meaning set forth in Section 5.11(b)(i).
“Audited Financial Statements” has the meaning set forth in Section 5.6(a)(i).
“Balance Sheet Date” has the meaning set forth in Section 5.6(a)(ii).
“Benefit Plans” means “employee benefit plans,” as defined in Section 3(3) of ERISA, all benefit plans as defined in Section 6039D of the Code and the rules and regulations promulgated thereunder, and all other stock purchase, stock option, equity-based, retention bonus, bonus, incentive compensation, deferred compensation, profit sharing, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit, welfare and other employee benefit plans or employment (including severance and change in control) agreement, program, policy or other arrangement (whether formal or informal, oral or written, qualified or non-qualified, and whether or not subject to ERISA), under which any employee or former employee of any Company Group Member or any ERISA Affiliate has any present or future right to benefits or under which any Company Group Member or any ERISA Affiliate has any present or future Liability.
“Books and Records” means any Company Group Member’s existing accounting, business, marketing, personnel, and other files, documents, instruments, papers, books and records, including, financial statements, budgets, ledgers, journals, deeds, titles, policies, manuals, minute books, Contracts, franchises, permits, supplier lists, reports, computer files and data, retrieval programs and operating data or plans; excluding however, minute books, stock certificates and books and stock transfer ledgers.
“Business” has the meaning set forth in the Recitals.
“Business Day” means a day other than Saturday, Sunday, or any day on which commercial banks located in the State of New York are authorized or obligated to close under the Laws of such state or the United States.
“Buyer” has the meaning set forth in the Preamble.
“Buyer Indemnified Parties” means i3V, Guarantor and any of their respective Affiliates (including, with respect to any post-Closing period, any Company Group Member), and the directors, managers, officers, successors and assigns of any of the foregoing.
“Cash and Cash Equivalents” means, with respect to the Company Group Members, all cash and cash equivalents, repayable on demand and freely remittable, held by the Company
Schedule A-2

Group Members. For avoidance of doubt, Cash and Cash Equivalents: (a) shall be increased by all checks and drafts deposited for the account of the Company Group Members to the extent such checks and/or drafts have not been credited by the Company Group Members’ bank, and (b) shall be decreased by all checks and drafts issued by the Company Group Members to the extent such checks and drafts have not cleared.
“Certificate” has the meaning set forth in Section 2.9(d).
“Certificate of Merger” has the meaning set forth in Section 2.2.
“Chargeback Escrow Amount” means $300,000.
“Chargeback Escrow Fund” has the meaning set forth in Section 2.12(c).
“Chargeback Statement” has the meaning set forth in Section 2.14(a).
“Chargebacks” means all losses from chargebacks, ACH rejects, and all associated fines and fees as a result of card transactions ACH rejects.
“Closing” has the meaning set forth in Section 2.2.
“Closing Cash” has the meaning set forth in Section 3.2.
“Closing Cash Purchase Price” means Fifty Two Million Five Hundred Thousand Dollars ($52,500,000).
“Closing Date” has the meaning set forth in Section 2.2.
“Closing Indebtedness” has the meaning set forth in Section 3.2.
“Closing Merger Consideration” means (a) the Closing Cash Purchase Price as adjusted upward or downward by the Estimated Closing Adjustment, plus (b) the Estimated Closing Cash, minus (w) the Aggregate Escrow Amount, (x) the Estimated Indebtedness, (y) the Estimated Transaction Expenses, and (z) the Representative Expense Fund.
“Closing Transaction Expenses” has the meaning set forth in Section 3.2.
“Closing Statement” has the meaning set forth in Section 3.2.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I, Part 6 of ERISA and the Public Health Service Act, together with all regulations promulgated thereunder.
“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” has the meaning set forth in the Preamble.
Schedule A-3

“Company Capital Stock” means, collectively, Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock.
“Company Common Stock” means the common stock, par value $0.001 per share, of Company.
“Company EIP” has the meaning set forth in Section 2.7(b).
“Company Group Member” has the meaning set forth in the Recitals.
“Company Intellectual Property” means all Intellectual Property that is used, or is held for use by any Company Group Member and material to the operation of the Business as presently conducted.
“Company Intellectual Property Registrations” means all of the registrations for Intellectual Property that are the subject of an application, filing, or registration issued or recorded by any Governmental Authority filed in the name of any Company Group Member.
“Company IT Systems” has the meaning set forth in Section 5.11(c)(ii).
“Company Option” means an unexpired option to purchase shares of Company Common Stock, whether vested or not.
“Company Product” means any software, application or product that any Company Group Member distributes, sells, or provides access to, including to a Customer.
“Company Series A Preferred Stock” means the Series A Preferred Stock of Company.
“Company Series B Preferred Stock” means the Series B Preferred Stock of Company.
“Company Software” has the meaning set forth in Section 5.11(c).
“Constituent Stockholder Documents” means, collectively, (i) the Certificate of Incorporation of the Company, as amended and restated as of the date hereof, filed with the Secretary of State of the State of Delaware, (ii) the Stockholders Agreement, dated as of October 27, 2009, as amended, by and among the Company and certain Stockholders named therein or otherwise a party thereto, and (iii) the Registration Rights Agreement, dated as of October 27, 2009, by and among the Company and certain Stockholders named therein or otherwise a party thereto.
“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Contingent Consideration” has the meaning set forth in Section 4.1(a).
“Contingent Consideration Dispute Notice” has the meaning set forth in Section 4.2.
Schedule A-4

“Contracts” means all commitments, contracts, leases, subleases, licenses, sublicenses, subscriptions, agreements for rebates (whether or not free-standing or part of any of the foregoing) and other agreements of any kind to which any Company Group Member is a party or by which any Company Group Member is legally bound, in each case regardless of whether or not a written document is in force with respect thereto.
“Copyleft License” means any license that requires, as a condition of use, modification or distribution of software or other Intellectual Property subject to such license, that such software or other Intellectual Property subject to such license, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such software or other Intellectual Property subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form); (b) be licensed for the purpose of preparing derivative works; (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.
“Cryptocurrencies” has the meaning set forth in Section 5.25.
“Current Assets” means the sum of the following assets of the Company Group Members: (i) accounts receivable, (ii) inventory (including inventory designated in Company Group Members’ internal accounting systems as “warehouse” and “loaner/rental equipment”) and (iii) prepaid expenses (including prepaid insurance but specifically excluding any expense related to the D&O Insurance), but excluding (a) Cash and Cash Equivalents and (b) all other current assets, in each case determined in accordance with the Applicable Accounting Practices and Procedures.
“Current Liabilities” means the sum of the following liabilities of the Company Group Members: (i) accounts payable, (ii) deferred revenue and (iii) other accrued expenses and liabilities, but excluding (a) Transaction Expenses, (b) Indebtedness, (c) all amounts paid or payable under the Transaction Bonus Plan, and (d) all other current liabilities, in each case determined in accordance with the Applicable Accounting Practices and Procedures.
“Customer” means collectively, Merchant Customers and ISV Customers.
“Customer Agreement” means, for any Customer, any agreement (i) between such Customer on the one hand and a Company Group Member or (ii) any Customer on the one hand and a Processor and/or sponsor bank on the other hand, in either case with respect to which any Company Group Member directly derives revenue.
“D&O Indemnified Persons” has the meaning set forth in Section 7.5(a).
Schedule A-5

“D&O Insurance” has the meaning set forth in Section 7.5(b).
“D&O Policies” has the meaning set forth in Section 7.5(b).
“Damages” means losses, liabilities, damages, costs, and expenses (including reasonable attorney’s fees); provided, however, that, except to the extent paid to a third party pursuant to a third-party claim, Damages shall not include any punitive, or exemplary damages, and, in the case of any Direct Indemnification Matters, any special damages, damages related to diminution in value or damages of a type that would not be reasonably foreseeable by the Parties as of the date of this Agreement.
“Data Breach” has the meaning set forth in Section 5.24(a).
“Data Room” means the electronic collection of documentation through the Dropbox data site with respect to the Company Group Members.
“Demand Notice” has the meaning set forth in Section 12.6(c)(iii).
“DGCL” has the meaning set forth in the Recitals.
“Direct Indemnification Matters” means (i) any breaches of any Fundamental Representation or Special Representation, (ii) any breaches of any Excluded Representations, (iii) the indemnifiable matter referenced in Section 9.2(b), and (iv) the indemnifiable matters referenced in Sections 9.2(d) – (k).
“Disclosure Schedules” means the disclosure schedules of Company Group Members delivered by Company to Buyer concurrently with the execution of this Agreement.
“Dissenting Shares” has the meaning set forth in Section 2.8(a).
“Distribution Schedule” means a schedule setting forth Company’s calculation of the allocation of Merger Consideration among the Securityholders and payments under the Transaction Bonus Plan to the Transaction Bonus Plan Participants, such schedule which shall include a mechanic for distribution of any Contingent Consideration, positive amount of Final Adjustment Calculation, Purchase Price Adjustment Escrow Fund or the Indemnification Escrow Fund.
“Domain Names” means internet domain names and numbers.
“Effective Time” has the meaning set forth in Section 2.2.
“Employee Payments” means, collectively, the Stay Bonus and Severance Payments.
“Employee Payments Escrow Amount” means Two Hundred Fifty Thousand Dollars ($250,000).
“Employee Payments Escrow Fund” has the meaning set forth in Section 2.12(d).
Schedule A-6

“Enforceability Limitations” has the meaning set forth in Section 5.1(a).
“Environmental Claim” means any investigation or written claim, Action, cause of Action, or notice by any person alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from: (a) the presence, or release or threat of release into the environment, of any Materials of Environmental Concern at any location owned or operated by any Company Group Member; or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law applicable to any Company Group Member or the Business.
“Environmental Laws” means as of the Closing Date, all applicable Laws relating to pollution or protection of human health (as relating to the environment or the workplace) and the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, including, but not limited to Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., each as may have been amended or supplemented, and any applicable environmental transfer statutes or Laws.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that is considered a single employer with any Company Group Member under Section 414 of the Code.
“Escrow Agent” means U.S. Bank National Association.
“Escrow Agreement” means that certain escrow agreement in the form attached hereto as Exhibit E herewith by and among Escrow Agent, Representative, and Buyer.
“Escrow Claim” has the meaning set forth in Section 9.7.
“Escrow Claim Notice” has the meaning set forth in Section 9.7.
“Escrow Release Date” has the meaning set forth in Section 9.7.
“Estimated Closing Adjustment” has the meaning set forth in Section 3.1.
“Estimated Closing Cash” has the meaning set forth in Section 3.1.
“Estimated Closing Statement” has the meaning set forth in Section 3.1.
“Estimated Indebtedness” has the meaning set forth in Section 3.1.
Schedule A-7

“Estimated Net Working Capital” has the meaning set forth in Section 3.1.
“Estimated Transaction Expenses” has the meaning set forth in Section 3.1.
“Exchange Agent” means U.S. Bank National Association.
“Excluded Representations” means the representations or warranties of the Company set forth in (A) Section 5.22 (Privacy) and Section 5.24 (Data Security), but only to the extent (i) related to data security, data privacy/protection, including cyber breaches, and (ii) that any such representations and warranties are otherwise excluded pursuant to clause (g) of Section 4 of the Representations and Warranties Policy and (B) Section 5.6 (Financial Statements), but only to the extent associated with matters arising out of or resulting from related party debt of any Company Group Member.
“Excluded Representation Cap” means $5,250,000; provided that the Excluded Representation Cap shall be increased by an amount equal to ten percent (10%) of the amount of any Contingent Consideration actually paid pursuant to Article IV, subject to Section 9.8.
“Final Adjustment Calculation” means an amount equal to the Adjustment Calculation as finally determined in accordance with Article III hereof.
“Final Closing Cash” has the meaning set forth in Section 3.4.
“Final Indebtedness” has the meaning set forth in Section 3.4.
“Final Net Working Capital Calculation” has the meaning set forth in Section 3.4.
“Final Transaction Expenses” has the meaning set forth in Section 3.4.
“Financial Statements” has the meaning set forth in Section 5.6(a).
“Fraud” means any intentional fraud with respect to the representations and warranties contained in Article V and Article VI, as applicable.
“Fundamental Representations” means those representations and warranties set forth in Sections 5.1 (Authorization), 5.2 (Status), 5.3 (Capitalization), 5.8 (Brokers and Finders), 6.1 (Status), 6.2 (Authorization), and 6.6 (Brokers and Finders).
“Funds Flow Statement” has the meaning set forth in Section 2.10(n).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means the government of the United States and any government of a state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court or
Schedule A-8

instrumentality of the United States (including receivers or other agents appointed by any of the foregoing), any state of the United States or any political subdivision thereof, any tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory organization, or any similar authorities of a foreign jurisdiction.
“Guarantor” has the meaning set forth in the Preamble.
“Guaranty” has the meaning set forth in Section 9.12.
“i3V” means i3 Verticals, Inc., a Delaware corporation.
“i3V Options” means options to purchase shares of Class A common stock, $0.0001 par value per share, of i3V, issued pursuant to, and subject in all cases to, the i3V 2018 Equity Incentive Plan, as may be amended from time to time.
“i3V Restricted Stock” means a number of restricted shares of Class A Common Stock in i3V that equals Two Hundred Twenty Five Thousand Dollars ($225,000) in value (rounded to the nearest whole share), such value-per-share calculated at the closing price of i3V’s Class A Common Stock on the Nasdaq exchange on the Closing Date, to be granted under the 2018 Equity Incentive Plan of i3V which will vest 50% on the first anniversary of the Closing Date and 50% on the second anniversary of the Closing Date (with no service-based or other conditions to vesting).
“Inbound Intellectual Property Contracts” means any Contract pursuant to which a Company Group Member receives a license to use the Intellectual Property of a third party.
“Indebtedness” means, with respect to any Person (a) all obligations for borrowed money, which obligations shall include the principal, accreted value, accrued and unpaid interest, unpaid fees or expenses and other monetary obligations or other interest-bearing indebtedness, whether current or funded, secured or unsecured; (b) all obligations evidenced by a note, bond or debenture; (c) all obligations in respect of bankers’ acceptances, letters of credit or similar credit transactions; (d) breakage or similar costs for interest rate hedges or early termination of any of the obligations of a type reflected above; and (e) all obligations of a type referred to above which are directly or indirectly guaranteed by any of Company Group Members.
“Indemnification Escrow Amount” means $200,000.
“Indemnification Escrow Fund” has the meaning set forth in Section 2.12(a).
“Indemnified Party” has the meaning set forth in Section 9.5(a).
“Indemnified Taxes” means, without duplication and except to the extent treated as a liability in the calculation of Net Working Capital, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a contract or other agreement entered into (or assumed) by any of Company Group Members on or prior to the Closing Date, or for any other reason and whether disputed or not): (a) any Tax in respect of Company Group Members for any Pre-Closing Tax
Schedule A-9

Period or portion of a Straddle Period ending on or before the Closing Date to the extent not included in the Net Working Capital Calculation; (b) any Tax that any Company Group Member is liable for (including under Section 1.1502-6 of the Treasury Regulations or any similar provision of state, local, or foreign applicable Laws) as a result of being a member of (or leaving) an affiliated group on or before the Closing Date or any similar provisions of federal, state or local law imposing successor liability for Taxes; (c) any and all taxes of any person imposed on a Company Group Member arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, (d) any payments to which Buyer is entitled under Section 7.1; and (e) Company Group Members’ share of any payroll Taxes arising from the payment of the Transaction Bonus Plan Closing Amount, any Transaction Bonuses, and, solely to the extent such amount is not reimbursed from the Employee Payments Escrow Fund, any Employee Payments.
“Indemnifying Holders” means the Sponsor Securityholders, Representative and the Transaction Bonus Plan Participants.
“Indemnifying Percentage” means the pro rata percentage of the Indemnifying Holders in indemnification obligations as reflected on Annex A in accordance with the terms hereof.
“Indemnifying Party” has the meaning set forth in Section 9.5(a).
“Independent Accountant” has the meaning set forth in Section 3.4.
“Institutions” has the meaning set forth in Section 5.11(b)(iii).
“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide to the extent protectable under applicable Law, whether owned or held for use under license, whether registered or unregistered, including such rights in and to: (i) Trademarks; (ii) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; (iv) works of authorship, copyrights and all other copyrightable works; (v) technology, computer programs, computer software, including source and object code, application programming, firmware, user interfaces, manuals, models, firmware, algorithms and implementations thereof, development tools, flow charts, programmers’ annotations and notes, and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded, and other software related specifications, materials and documentation; (vi) databases, data and data collections; (vii) Domain Names and uniform resource locators; (viii) Trade Secrets, other proprietary information, know-how, methodologies, processes, technical data, techniques, methods, compositions, ideas, procedures, concepts and tools (whether or not patentable or reduced to practice), formulas, business and technical information, know-how, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person; (ix) product designs, reference designs, specifications and documentation and (x) moral rights. With respect to each of the foregoing,
Schedule A-10

“Intellectual Property” includes all: (a) claims, causes of Action and defenses relating to the enforcement of any of the foregoing, including for past infringement, (b) the goodwill associated with any of the foregoing; and (c) all tangible documentation relating to any of the foregoing including registrations of, applications for the registration of, and renewals and extensions of any of the foregoing with or by any Governmental Authority.
“Intellectual Property Contracts” means the Outbound Intellectual Property Contracts and the Inbound Intellectual Property Contracts.
“ISO” has the meaning set forth in Section 2.14(d).
“ISV Customer” means any independent software vendor from which any Company Group Member directly receives compensation as a result of such Company Group Member selling, reselling or licensing any Company Products.
“Knowledge” means, with respect to Company, the actual knowledge after reasonable inquiry of Paul Christians, Scott Scherr, Alysha Marx and Brian Kesser; provided, that, it is understood and agreed that the individuals listed above shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby solely by virtue of being named in this definition.
“Law” means the Rules and any statute, rule, regulation, code, ordinance, resolution, order, writ, injunction, judgment, decree, ruling, promulgation, policy, treaty, directive, interpretation or guideline adopted or issued by any Governmental Authority (including Money Laundering Laws).
“Letter of Transmittal” has the meaning set forth in Section 2.9(d).
“Liability” or “Liabilities” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Licensed Company Intellectual Property” means any Intellectual Property that is used by any Company Group Member and material to the operation of the Business as currently conducted, which is licensed to any Company Group Member by any Person.
“Licenses” means all licenses, franchises, accreditations and registrations, permits, approvals and consents (and all applications therefore) issued by any Governmental Authority or Payment Network in connection with the ownership, operation or development of any portion of the Business.
“Lien” means any mortgage, pledge, assessment, security interest, lien, adverse claim, levy, charge or other encumbrance of any kind, or any right of first refusal, conditional sale
Schedule A-11

contract, option, title retention contract, or other contract to give or to refrain from giving any of the foregoing.
“Manifest Error” means an error that is plain and undisputable, and that amounts to a complete disregard of the controlling procedure or the credible evidence in the record.
“Material Adverse Effect” means any event, change, effect or circumstance that has occurred that is reasonably likely to have a material adverse effect upon the Business, assets, financial condition, or operating results of the Company Group Members, taken as a whole; provided, however, that for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (a) changes to the industry or markets in which the Business operates, (b) the announcement or disclosure of the transactions contemplated herein or the identity of Buyer or its Affiliates, (c) general economic, regulatory or political conditions or changes, (d) changes in the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) force majeure events, military action or any act of terrorism, (f) earthquakes, wild fires, floods, mud slides, tsunamis, storms or other natural disasters or acts of God, (g) any action, or effect of actions taken or not taken by a Company Group Member either expressly required or contemplated to be taken or not taken, as applicable, by the terms of this Agreement or with the prior written consent of Buyer, Merger Sub or Guarantor, or (h) changes in Law after the date hereof; except (other than in the case of clause (b) above), to the extent such effect, development, occurrence, circumstance, state of facts or change that has a materially disproportionate and adverse impact on any Company Group Member or the Business, taken as a whole, relative to other participants in the industries in which any Company Group Member conducts its business.

“Material Contracts” has the meaning set forth in Section 5.10(a).
“Material Customer” has the meaning set forth in Section 5.21(c).
“Material Referral Source” has the meaning set forth in Section 5.23(a).
“Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, PCBs, and any other chemicals, pollutants, substances or wastes, in each case so defined, identified, or regulated under any Environmental Law.
“Merchant Customer” means any “merchants” (as such term is generally used in the payment processing industry) for whom any Company Group Member directly or indirectly provides or enables payment processing services.
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” means the Closing Merger Consideration, together with those portions of the Contingent Consideration (if earned), positive Final Adjustment Calculation (if
Schedule A-12

any), and any releases of the Aggregate Escrow Amount (if any) that the Securityholders become entitled to receive pursuant to the terms of this Agreement and the Transaction Documents.
“Merger Sub” has the meaning set forth in the Preamble.
“Money Laundering Laws” has the meaning set forth in Section 5.13(d).
“Net Chargeback/Chargeback Recovery Amount” has the meaning set forth in Section 2.14(d).
“Net Closing Merger Consideration” has the meaning set forth in Section 2.9(c).
“Net Insurance Proceeds” has the meaning set forth in Section 9.4(g).
“Net Working Capital” means the difference between (a) Current Assets of Company Group Members as of the close of business on the Closing Date, and (b) Current Liabilities of Company Group Members as of the close of business on the Closing Date. In addition, for purposes of clarification, the calculation of Net Working Capital shall (i) exclude the impact of any action taken by Buyer at or after the Closing Date, and (ii) exclude any purchase accounting adjustments or impacts.
“Net Working Capital Calculation” has the meaning set forth in Section 3.2.
“Non-Parties” has the meaning set forth in Section 12.15.
“Notice of Appraisal Rights” has the meaning set forth in Section 2.8(b).
“Objection Notice” has the meaning set forth in Section 3.3.
“Offer Letter” has the meaning set forth in Section 2.10(g).
“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.
“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.
“Optionholder” means a holder of an outstanding and unexercised Company Option immediately prior to the Effective Time.
“Order” means a judgment, order, writ, injunction, decree, determination, or award of any Governmental Authority.
Schedule A-13

“Outbound Intellectual Property Contracts” means any Contract pursuant to which any Company Group Member grants to a third party a license to use any of the Owned Company Intellectual Property.
“Outside Date” has the meaning set forth in Section 8.3(b).
“Owned Company Intellectual Property” means any Intellectual Property owned by any Company Group Member and material to the conduct of the Business as currently conducted and specifically excludes Licensed Company Intellectual Property.
“Parties” has the meaning set forth in the Preamble.
“Payment Network” means Mastercard International Inc., Visa International, Inc., Visa USA, Inc., DFS Services LLC, American Express Travel Related Services, Inc., any affiliate of any of the foregoing and any other card association, debit card network or similar entity with whom any Company Group Member has a direct or indirect merchant or sponsorship relationship.
“Period 1 Overage” has the meaning set forth in Section 4.1(a).
“Period 2 Overage” has the meaning set forth in Section 4.1(c).
“Permitted Encumbrances” means (a) any Lien or other matter, encumbrance or defect approved in writing by Buyer, (b) any statutory Lien for Taxes that are not yet due and payable, and (c) any Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens arising by operation of Law or in the ordinary course of business for sums not yet due and payable that do not, individually or in the aggregate, materially interfere with or impair the use or enjoyment of any property or asset of the Company Group Members.
“Person” means any individual, corporation, company, body corporate, association, partnership, firm, joint venture, limited liability company, trust or governmental agency.
“Personal Information” means information that, alone identifies or in combination with other information to which there is a reasonable basis to believe the information can be used to identify the individual, and relates to a specific, identifiable individual person and is regulated by Privacy Laws, including individual names, social security numbers, telephone numbers, home addresses, driver’s license numbers, cardholder data, email addresses, and internet protocol (IP) addresses.
“Pre-Closing Event Chargebacks” has the meaning set forth in Section 2.14(d).
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, for any Straddle Period, the portion through the end of the Closing Date calculated in accordance with Section 7.1(c).
Schedule A-14

“Privacy Laws” means all applicable United States Laws governing the receipt, collection, use, storage, processing, sharing, security, disclosure or transfer of Personal Information, including The Children’s Online Privacy Protection Act and the Payment Card Industry Data Security Standard.
“Processors” means any processors, acquirers or sponsor banks, or originator depository financial institutions utilized by any Company Group Member or with whom any Company Group Member is otherwise certified to provide payment processing services associated with the Business, including Global Payments Direct, Inc. and Atlantic-Pacific Processing Systems, NV Corp.
“Purchase Price Adjustment Escrow Amount” means One Hundred Twenty-Five Thousand Dollars ($125,000.00).
“Purchase Price Adjustment Escrow Fund” has the meaning set forth in Section 2.12(b).
“R&W Carrier” means AIG.
“R&W Limit Amount” has the meaning set forth in the definition of Representations and Warranties Policy.
“R&W Retention Amount” has the meaning set forth in the definition of Representations and Warranties Policy.
“Real Property” means all fee, leasehold and other interests in real property owned or leased by any Company Group Member, whether directly or indirectly, or otherwise used or held for use in connection with the Business, together with all buildings, improvements and fixtures and construction in progress located thereupon and all appurtenances, rights of way and air, mineral or other rights related thereto.
“Real Property Leases” has the meaning set forth in Section 5.9.
“Referral Source” means any Person (a) that markets, refers or resells Company Products or services to any Person (including Customers) or (b) that is paid a portion of any compensation received in connection with origination of any Customer Agreement or sale of any Company Products or services.
“Referral Source Agreement” means any agreement between a Referral Source on the one hand and any Company Group Member on the other.
“Representations and Warranties Policy” means Buyer’s Representations and Warranties Insurance Policy in the form attached hereto as Exhibit F with Policy Number 24156727 to be issued by the R&W Carrier to Buyer (as may be amended, modified or supplemented from time to time) pursuant to the binder, dated as of the date hereof, providing for an initial retention amount of $400,000 subject to reduction as described in such Representations and Warranties Insurance Policy (the “R&W Retention Amount”), and a limit of liability amount of $10,000,000
Schedule A-15

(the “R&W Limit Amount”), which policy will not allow for any right of subrogation against any Securityholder, except to the extent arising from intentional fraud.
“Representative” has the meaning set forth in the Preamble.
“Representative Expense Fund” has the meaning set forth in Section 11.4.
“Representative Fee” has the meaning set forth in Section 11.4.
“Required Consents” has the meaning set forth in Section 5.4.
“Requisite Company Vote” means the affirmative vote or consent of Stockholders representing a majority of all classes of outstanding shares, voting as a single class, and any other votes required under the DGCL and any organizational documents of Company or agreements among the Stockholders.
“Restrictive Covenant Agreements” has the meaning set forth in Section 2.10(e).
“Restricted Stock Agreement” means that certain agreement, the execution of which is a condition to i3V’s issuance of i3V Restricted Stock as part of the Purchase Price, which describes two-year vesting (50% vesting on each of the 12-month and 24-month anniversaries of the Closing Date), and other terms and conditions applicable to such i3V Restricted Stock pursuant to i3V’s standard form of restricted stock agreement..
“Rules” means the bylaws, regulations and/or requirements that are promulgated by the Payment Networks, Processors, National Automated Clearing House Association (NACHA), Payment Card Industry security standards council or similar entities or organizations applicable to the Company Group Members and the Business.
“Section 4.2 Statement” has the meaning set forth in Section 4.2.
“Section 9.2(k) Matter” has the meaning set forth in Section 9.2(k).
“Securityholders” means, collectively, the Stockholders and Warrantholders.
“Seller Indemnified Parties” means Representative, the Securityholders and their respective successors and permitted assigns.
“Settlement Report” has the meaning set forth in Section 5.21(e).
“Severance Payments” means the sum of (a) any amount payable as severance to any employee of any Company Group Member set forth on Annex B whose employment is terminated at Closing or has been terminated prior to Closing and (b) any payroll Taxes of any Company Group Member related to such amount.
“Special Representations” means those representations and warranties set forth in Section 5.17 (Taxes).
Schedule A-16

“Sponsor Securityholders” means those certain Stockholders designated as Sponsor Securityholders on the Distribution Schedule.
“Stay Bonuses” means the sum of (a) any amount payable as a stay bonus to the employees of the Company Group Members set forth on Annex B that were employed as of immediately prior to Closing and (b) any payroll Taxes of any Company Group Member related to such amount.
“Stockholder Consent” has the meaning set forth in the Recitals.
“Stockholders” means the holders of Company Capital Stock.
“Stockholders Agreement” means that certain Stockholders Agreement, dated October 27, 2009, by and among Company and the Stockholders, as amended by that certain Amendment No. 1 to Stockholders Agreement, dated February 24, 2012, and as further amended by that certain Amendment No. 2 to Stockholders Agreement, dated March 19, 2012.
“Straddle Period” has the meaning set forth in Section 7.1(c).
“Subsidiary” has the meaning set forth in the Recitals.
“Successor Executive” has the meaning set forth in Section 4.6.
“Survival Period” has the meaning set forth in Section 9.1.
“Surviving Corporation” has the meaning set forth in Section 2.1.
“Target Net Working Capital Amount” means $9,646.
“Tax Authority” means any federal, state or local taxing authority.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.
“Taxes” means: any and all federal, state, local, foreign and other net income, gross income, gross receipts, capital gains, sales, use, ad valorem, transfer, franchise, profits, license, lease, rent, service, service use, withholding, payroll, employment, excise, severance, privilege, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, social security, workers’ compensation, unemployment compensation or insurance, customs, duties or other taxes, and any similar fees, assessments or charges in the nature of taxes, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.
“Third-Party PCI-DSS Component” has the meaning set forth in Section 5.24(b).
“Trade Secrets” means confidential and proprietary information, whether oral or written, including ideas, designs, concepts, compilations of information, methods, techniques,
Schedule A-17

procedures, processes and other know-how, whether or not patentable, of any nature in any form, including all writings, memoranda, copies, reports, papers, surveys, analyses, drawings, letters, computer printouts, computer programs, computer applications, specifications, business methods, business processes, business techniques, business plans, data (including Customer and Referral Source data), graphs, charts, sound recordings or pictorial reproductions.
“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers, certification marks, slogans, brand names, assumed names, and all other indicia of origin and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.
“Transaction Bonus Plan” means the transaction bonus program as adopted by the Board of Directors of the Company in such amounts and with respect to such employees of the Company as reflected on the Distribution Allocation Schedule.
“Transaction Bonus Plan Closing Amount” means the sum of (i) the amount payable at Closing under the Transaction Bonus Plan in accordance with the terms thereof as set forth on the Distribution Schedule and (ii) any Company Group Member’s portion of any payroll Taxes associated with the payment of such amount in accordance with such terms.
“Transaction Bonus Plan Participants” means the employees of Company participating in the Transaction Bonus Plan as set forth on the Distribution Schedule.
“Transaction Bonuses” means, excluding (i) amounts payable under the Transaction Bonus Plan, (ii) amounts included in the Transaction Expenses, or (iii) Employee Payments, any bonuses, change of control payments, or other amounts payable by any Company Group Member to any employee of the Company Group Members as a result of the consummation of the consummation of the Merger, (but, in any case, not as a result of “double trigger” provisions where the consummation of the Merger is the first trigger and the termination of any such employee is the second trigger) (including any Company Group Member’s portion of any payroll Taxes associated with such amounts).
“Transaction Communications” has the meaning set forth in Section 12.14.
“Transaction Documents” means this Agreement and all other agreements, documents and instruments to be executed and delivered hereunder.
“Transaction Expenses” means all fees, costs, charges, expenses and obligations unpaid at Closing that are incurred by any Company Group Member in connection with or relating to the preparation for, and consummation of, the Contemplated Transactions and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the Contemplated Transactions, including (a) the preparation, negotiation and execution of this Agreement and all other agreements, certificates, instruments and documents delivered under the terms of this Agreement and the Contemplated Transactions (including any due diligence review
Schedule A-18

of Company Group Members); (b) financial advisory and professional services provided by any of Company Group Members’ bankers, counsel, brokers, consultants, accountants, advisors (financial or otherwise), agents and representatives, (c) 50% of the costs associated with the D&O Insurance, (d) fees and expenses associated with the Representations and Warranties Policy (to the extent such fees and expenses do not exceed $300,000), and (e) the Representative Fee.
“Unaudited Financial Statements” mean has the meaning set forth in Section 5.6(a)(ii).
“Warrant” means each outstanding, unexpired and unexercised warrant issued by Company that represents the right to purchase shares of Company Common Stock.
“Warrantholder” means a holder of a Warrant.
“Warrant Merger Consideration” has the meaning set forth in Section 2.7(a).
0129628.0720424 4816-0377-4360v2
Schedule A-19